THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to the action you should take, please consult your broker, accountant, attorney, banker or other professional adviser immediately. Full particulars of the action required by FSD shareholders are set out on pages 2 and 3 of this document.

Free State Development and
Investment Corporation Limited

(Incorporated in the Republic of South Africa)
(Registration number 1944/016931/06)
Share code: FRE    ISIN: ZAE000002739
("FSD")

Randgold & Exploration
Company Limited

(Incorporated in the Republic of South Africa)
(Registration number 1992/005642/06)
Share code: RNG    ISIN: ZAE000008819
Nasdaq trading symbol: RANGY
("Randgold & Exploration")

A scheme of arrangement in terms of section 311 of the Companies Act proposed by Randgold & Exploration between FSD and its shareholders, other than JCI Limited or if the scheme fails

a conditional substitute offer:

and incorporating

–	an explanatory statement in terms of section 312(1) of the Companies Act;

–	a scheme of arrangement in terms of section 311 of the Companies Act (yellow);

–	the Order of Court convening the scheme meeting;

–	the notice of the scheme meeting;

and enclosing

–	a form of proxy in respect of the scheme meeting for use by certificated shareholders and dematerialised shareholders with "own-name" registration (white); and

–	a form of surrender, transfer and substitute offer acceptance for use by certificated shareholders (pink).

Corporate and independent advisers to FSD	Sponsor to FSD	Sponsor to Randgold & Exploration	Corporate law adviser to FSD

Date of issue: 2 October 2003

CORPORATE INFORMATION

South African Company Secretary and
registered office of FSD

P B Beale
3rd Floor
28 Harrison Street
Johannesburg, 2001
(PO Box 11165, Johannesburg, 2000)
Tel. +27 11 688 5011
Fax: +27 11 834 9195

Corporate and independent advisers to FSD

NewFound Capital (Pty) Limited
(Registration number 1996/018156/07)
Building No. 8, Woodmead Estate
1 Woodmead Drive
Woodmead, 2128
(PO Box 651036, Benmore, 2010)

Corporate law advisers to FSD

Taback and Associates (Proprietary Limited
(Registration number 2000/010434/07)
1st Floor, 21 West Street
Houghton, 2198
(PO Box 3334, Houghton, 2041)

Sponsor to FSD

River Sponsors (Proprietary) Limited
(Registration number 2000/025913/07)
150 Brooks Street
Suite 202
Duncan Manor
Brooklyn, Pretoria
(PO Box 1666, Groenkloof, 0027)

South African transfer secretaries to FSD and Randgold & Exploration

Computershare Limited
(Registration number 2000/006082/06)
70 Marshall Street
Johannesburg, 2001
(PO Box 61051, Marshalltown, 2107)
Tel: +27 11 370 5000
Fax: +27 11 688 7710

London Secretaries to FSD

JCI (London) Limited
6 St James's Place
London
SW1A 1NP
England
Tel: +44 (20) 7491 – 1889
Fax: +44 (20) 7491 – 1989

Secretary and registered office of
Randgold & Exploration

D J Haddon
5 Press Avenue
Selby Ext, 2092
(PO Box 82291, Southdale, 2135)
Tel: +27 11 309 6000
Fax: +27 11 837 2396

Sponsor to Randgold & Exploration

HSBC Investment Services (Africa)
(Proprietary) Limited
(Registration number 1984/001736/07)
HSBC Place
6–9 Riviera Road
Houghton, Johannesburg, 2198
(Private Bag X951, Houghton, 2041)

Investor relations to FSD

G W Poole
3rd Floor
28 Harrison Street
Johannesburg, 2001
(PO Box 11165, Johannesburg, 2000)
Tel: +27 11 688 5012
Fax: +27 11 836 3757

Reporting accountants and auditors
to FSD

Deloitte & Touche
Chartered Accountants (SA)
The Woodlands
Corner Woodlands and Kelvin Drive
Woodmead, Sandton
(PO Box X06, Gallo Manor, 2052)

United Kingdom registrars to FSD

Capita Registrars
The Registry
34 Beckenham Road
Beckenham
Kent, BR3 4TU
United Kingdom
Tel: +44 (0) 870 162 – 3100
Fax: +44 (20) 8639 – 2342

ACTION REQUIRED BY SHAREHOLDERS

Please take careful note of the following provisions regarding the action required by FSD shareholders.

If you are in any doubt as to what action to take, consult your CSDP, broker, attorney, banker or other professional adviser immediately.

1.	IF YOU HAVE NOT DEMATERIALISED YOUR SHARES AND HOLD YOUR SHARES IN CERTIFICATED FORM

1.1	Voting, attendance and representation at scheme meeting

1.1.1	You may attend the scheme meeting in person.

1.1.2	Alternatively, you may appoint a proxy to represent you at the scheme meeting by completing the attached form of proxy (white) in accordance with the instructions it contains and return it to the transfer secretaries or the United Kingdom registrars to be received by no later than 10:00 on Monday, 27 October 2003. Forms of proxy may also be handed to the chairman of the scheme meeting no later than 10 minutes before the scheme meeting is due to commence.

1.2	Attendance at the Court hearing

You are entitled to attend or be represented by Counsel at the Court hearing for the sanctioning of the scheme at 10:00, or as soon thereafter as Counsel may be heard, on Tuesday, 11 November 2003 in the High Court of South Africa (Transvaal Provincial Division), which is located at the High Court Building, Vermeulen Street, Pretoria.

1.3	Surrender of documents of title

1.3.1	You are required to surrender your documents of title in respect of all your scheme shares in order to claim the scheme consideration by completing the attached form of surrender, transfer and substitute offer acceptance (pink) for certificated shareholders, and returning it, together with the relevant documents of title, to the transfer secretaries or the United Kingdom registrars.

1.3.2	If the scheme becomes operative and you surrender your documents of title on or before the consideration record date, the scheme consideration may be posted to you on or about Monday, 24 November 2003. If you surrender your documents of title after the consideration record date, the transfer secretaries or the United Kingdom registrars will post the scheme consideration by not later than five business days after receipt thereof.

1.4	In the event that the substitute offer is made

1.4.1	You may accept the substitute offer in respect of all or part of your shares by completing the attached form of surrender, transfer and substitute offer acceptance (pink) in accordance with the instructions it contains and returning it to the transfer secretaries or the United Kingdom registrars together with the documents of title in respect of your shares.

1.4.2	If the substitute offer is made and becomes unconditional and you have accepted the substitute offer in respect of some or all of your shares and surrendered your documents of title, the consideration in respect of the substitute offer consideration will be posted within five business days of the announcement that the substitute offer has been made or receipt of your documents of title by the transfer secretaries or the United Kingdom registrars, whichever is the later.

1.4.3	If the substitute offer is made and you do not accept the substitute offer but you have surrendered your documents of title, they will be returned to you, by registered post in South Africa or by first class mail in the United Kingdom, at your risk, within five business days of the announcement that the substitute offer has been made.

2.	If you have dematerialised your shares with "own-name" registration paragraphs 1.1 and 1.2 above and paragraphs 3.3 and 3.4 below apply to you.

3.	IF YOU HAVE DEMATERIALISED YOUR SHARES OTHER THAN WITH "OWN-NAME" REGISTRATION AND HOLD YOUR SHARES IN ELECTRONIC FORM

3.1	Voting at the scheme meeting

3.1.1	If you have not been contacted, you should contact your CSDP or broker and furnish them with your voting instructions.

3.1.2	If your CSDP or broker does not obtain voting instructions from you, they will be obliged to vote in accordance with the instructions contained in the custody agreement concluded between you and your CSDP or broker.

3.1.3	You must not complete the attached form of proxy (white).

3.2	Attendance and representation at the scheme meeting and Court hearing

In accordance with the mandate between you and your CSDP or broker, you must advise your CSDP or broker if you wish to attend the scheme meeting and/or Court hearing to sanction the scheme or send a proxy to represent you at the scheme meeting and/or Court hearing and your CSDP or broker will issue the necessary letter of authority to you to attend the scheme meeting and/or Court hearing.

3.3	Surrender of documents of title

3.3.1	If your CSDP or broker does not obtain instructions from you, they will be obliged to act in terms of the custody agreement concluded between you and your CSDP or broker.

3.3.2	You must not complete the attached form of surrender, transfer and substitute offer acceptance (pink) which is for use by certificated shareholders only.

3.3.3	Scheme participants will have their safe custody accounts held at their CSDP or broker updated with the scheme consideration.

3.4	In the event that the substitute offer is made

3.4.1	Your CSDP or broker is obliged to contact you to ascertain if you wish to accept the substitute offer and, if so, in respect of how many shares and thereafter to communicate your acceptance to the Company.

3.4.2	If you have not been contacted it would be advisable for you to contact your CSDP or broker and furnish them with your instructions.

3.4.3	If your CSDP or broker does not obtain instructions from you, they will be obliged to act in terms of the custody agreement concluded between you and your CSDP or broker.

3.4.4	You must not complete the attached form of surrender, transfer and substitute offer acceptance (pink).

4.	If you are a shareholder resident in the United States of America ("USA"):

4.1	The scheme or substitute offer is made for the securities of FSD, a non-USA company. The scheme and substitute offer are subject to disclosure requirements of the Republic that are different from those of the USA. Financial statements included in this document have been prepared in accordance with South African Generally Accepted Accounting Practice and may not be comparable to the financial statements of USA companies.

4.2	It may be difficult for USA shareholders to enforce their rights and any claim they may have arising under USA federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. USA shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the USA securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a USA court judgement.

5.	Shareholders are advised to consult their professional advisers about their personal tax positions regarding the receipt of the scheme consideration.

6.	If you wish to dematerialise your shares, you should contact your broker as certificated shares may not be traded unless they have been dematerialised which can take between one and 10 days, depending on volume. Shares may not be dematerialised or rematerialised between Friday, 14 November 2003 and Friday, 21 November 2003.

7.	If you have disposed of all your shares, this document should be handed to the purchaser of such shares or the broker, banker or other agent who disposed of your shares for you.

SUMMARY

The scheme contained in this document is proposed by Randgold & Exploration between FSD and its shareholders, other than JCI. Upon implementation of the scheme, 44,9% of FSD's shares will be held by JCI and 55,1% of FSD's shares will be held by Randgold & Exploration, FSD will become a subsidiary of Randgold & Exploration, the listings of FSD shares on the JSE and the LSE will be terminated and FSD shareholders, other than JCI, will receive 12,5 Randgold & Exploration consideration shares for every 100 FSD shares held by them on the consideration record date.

The scheme is contained in the yellow document. Also contained in this document is the explanatory statement setting out the reasons for, and effects and procedures of the scheme.

Supplementary information contained in this document serves as background information to assist scheme members in deciding on the appropriate action to take, as follows:

Part 1     Financial and other information relating to FSD;

Part 2     Trading history of FSD shares on the JSE;

Part 3     Financial and other information relating to Randgold & Exploration;

Part 4     Trading history of Randgold & Exploration shares on the JSE;

Part 5     Letter of fair and reasonable opinion on the scheme and the substitute offer;

Part 6     South African Exchange Control Regulations;

Part 7     Independent reporting accountants' report on the pro forma financial effects; and

Part 8     Table of entitlements in respect of the scheme consideration.

The following forms are attached for use by certificated scheme members:

(1)	a form of proxy (white), to vote in favour of or against the scheme or to abstain from voting for use by certificated shareholders and dematerialised shareholders with "own-name" registration; and

(2)	a form of surrender, transfer and substitute offer acceptance (pink) for use by certificated scheme members and dematerialised shareholders with "own-name" registration who, in addition to tendering their shares in terms of the scheme, wish to tender their shares in terms of the substitute offer, should the scheme fail.

Should the scheme fail for any reason, Randgold & Exploration will, subject to fulfilment of the conditions precedent set out in 2.2 on page 65, be deemed to have made a substitute offer to FSD shareholders, other than JCI.

This document contains:

— the terms and conditions of the substitute offer;

— section 440K of the Companies Act.

Should the substitute offer be accepted by offerees in respect of 90% or more of the offer shares, as the case may be, Randgold & Exploration will invoke the provisions of section 440K of the Companies Act to compulsorily acquire those offer shares in respect of which the substitute offer was not accepted.

Should the substitute offer be accepted by offerees in respect of less than 90% of all the offer shares, the substitute offer will fail for want of fulfilment of a condition precedent, unless FSD in writing waives fulfilment of that condition in which event it will acquire those shares tendered.

EXPLANATORY STATEMENT

APPLICABLE TO THE SCHEME OF ARRANGEMENT IN TERMS OF SECTION 312(1) OF THE COMPANIES ACT

Directors of FSD	Directors of Randgold & Exploration
V G Bray (Chairman)*	R A R Kebble (Chairman)
H C Buitendag* R B Kebble* J C Lamprecht* G W Poole* S Tainton*	D Ashworth (British)* H C Buitendag* R B Kebble* M B Madumise R L Ncwana A C Nissen

*	Non-executive
†	Independent non-executive

Note

This document sets out the reasons for, and effects and procedures of, the scheme of arrangement and does not constitute the scheme of arrangement itself. The attention of shareholders is drawn to the fact that the scheme of arrangement (yellow) commences on page 69 of the document incorporating this explanatory statement.

DEFINITIONS AND INTERPRETATIONS

In this document, unless the context indicates otherwise, reference to the singular shall include the plural and vice versa and words denoting one gender include the others. Expressions denoting natural persons include juristic persons and associations of persons and the words in the first column have the meanings stated opposite them in the second column, as follows:

"attached form"	the form of surrender, transfer and substitute offer acceptance accompanying this document (pink);
"business day"	any day other than a Saturday, Sunday or public holiday in South Africa;
"certificated scheme participants"	scheme participants who hold certificated shares;
"certificated shares"	FSD shares which have not yet been dematerialised, title of which is evidenced by share certificates or other physical documents of title;
"common monetary area"	South Africa, the Republic of Namibia and the Kingdoms of Lesotho and Swaziland;
"competition authorities"	the Competition Commission or Competition Tribunal, as the case may be, appointed in terms of the Competition Act, 1998 (Act 89 of 1998), as amended;
"Companies Act"	the Companies Act, 1973 (Act 61 of 1973), as amended;
"consideration record date"	the latest time and date for holders of the scheme shares to have been recorded in the register as shareholders of FSD in order to participate in the distribution of the scheme consideration, which date is expected to be at 17:00 on Friday, 21 November 2003;
"Court"	the High Court of South Africa (Transvaal Provincial Division), which is located at the High Court Building, Vermeulen Street, Pretoria;
"CSDP"	Central Securities Depository Participant;
"dematerialised scheme participants"	scheme participants who hold dematerialised shares;
"dematerialised shares"	FSD shares which have been incorporated into the STRATE system and which are no longer evidenced by share certificates or other physical documents of title;
"the directors" or "the board"	the board of directors of FSD at the relevant time;
"this document"	this document, dated 2 October 2003, relating to the scheme and incorporating an explanatory statement in terms of section 312(1) of the Companies Act, a scheme of arrangement in terms of section 311 of the Companies Act, the substitute offer, the Order of Court convening the scheme meeting and the notice of the scheme meeting;
"documents of title"	share certificates, certified transfer deeds, balance receipts, or any other documents of title to scheme shares acceptable to FSD;

"FSD" or "the Company"	Free State Development and Investment Corporation Limited (registration number 1944/016931/06), a public company incorporated in the Republic and listed in the "Mining – Finance" sector of the JSE lists, with a secondary listing on the LSE;
"FSD shareholders" or "shareholders" or "FSD members"	holders of FSD shares;
"FSD shares" or "shares"	ordinary shares of 10 cents each in the issued share capital of FSD;
"JCI"	JCI Limited (formerly Consolidated African Mines Limited) (registration number 1894/000854/06), a public company incorporated in the Republic and listed in the "Mining – Finance" sector of the JSE lists and, where applicable, JCI and/or its subsidiaries;
"JSE"	the JSE Securities Exchange South Africa;
"last practicable date"	Thursday, 25 September 2003, being the last practicable date prior to the finalisation of this document;
"LSE"	the London Stock Exchange;
"Minerals Act"	the Mineral and Petroleum Resources Development Act (Act 28 of 2002), as amended;
"NewFound"	NewFound Capital (Proprietary) Limited (registration number 1996/018156/07), a private company incorporated in the Republic;
"offer shares"	FSD shares held by the offerees;
"offerees"	FSD shareholders, other than JCI, recorded in the register on the record date, being shareholders to whom the substitute offer is made;
"operative date"	the date on which the sanctioned scheme becomes operative, which operative date is expected to be Monday, 24 November 2003;
"Rand"	South African Rand;
"Randgold & Exploration"	Randgold & Exploration Company Limited (registration number 1992/005642/06), a public company incorporated in the Republic and listed in the "Gold – Mining" sector of the JSE lists and on the Nasdaq National Market;
"Randgold & Exploration consideration shares"	1 531 030 Randgold & Exploration shares which will be issued at 2 943 cents to scheme participants in terms of the scheme consideration;
"Randgold & Exploration shares"	ordinary par value shares of 1 cent each in the issued share capital of Randgold & Exploration;
"Registrar"	Registrar of Companies;
"Republic" or "South Africa"	the Republic of South Africa;

"scheme"	the scheme of arrangement in terms of section 311 of the Companies Act, proposed by Randgold & Exploration between FSD and the scheme members, in terms of which Randgold & Exploration will acquire the scheme shares for the scheme consideration, subject to any modification or amendment made thereto to which FSD and Randgold & Exploration agree in writing and which is sanctioned by the Court;
"scheme consideration"	the consideration payable to scheme participants in terms of the scheme, being 12,5 Randgold & Exploration consideration shares for every 100 FSD shares held on the consideration record date;
"scheme meeting"	the meeting of scheme members, convened in terms of an Order of Court, to be held at 10:00 on Wednesday, 29 October 2003 in the Auditorium, Ground Floor, 28 Harrison Street, Johannesburg at which meeting scheme members will consider and vote on the scheme;
"scheme members"	FSD shareholders, other than JCI, holding scheme shares who are entitled to vote at the scheme meeting, being all the FSD shareholders other than JCI, registered as such at 17:00 on the voting record date;
"scheme participants"	FSD shareholders who are entitled to receive the scheme consideration, being all the FSD shareholders, other than JCI, recorded in the Company's share register as such at 17:00 on the consideration record date;
"scheme shares"	12 248 247 FSD shares held by scheme participants, being the issued shares in the share capital of FSD other than those beneficially held by JCI;
"SENS"	the Securities Exchange News Service of the JSE;
"SRP"	the Securities Regulation Panel established in terms of section 440(B) of the Companies Act;
"STRATE"	the settlement and clearing system used by the JSE, managed by STRATE Limited (registration number 1998/022242/06), a registered central securities depository in terms of the Custody and Administration of Securities Act, No. 85 of 1992, as amended;
"substitute offer"	the offer by Randgold & Exploration to the offerees in terms of section 440 of the Companies Act to acquire their offer shares for the same consideration as the scheme consideration, which offer will be deemed to have been made only if the scheme fails for any reason;
"transfer secretaries" and "United Kingdom registrars"	Computershare Limited (registration number 2000/006082/06), a public company incorporated in the Republic and Capita IRG Plc (Registration number 2605568) trading as Capita Registrars, a public company incorporated in the United Kingdom; and

"voting record date"	the latest time and date for entry into the register or subregister of shareholders in order to vote at the scheme meeting, which is expected to be at 17:00 on Friday, 24 October 2003.

IMPORTANT DATES AND TIMES

2003
Last day to trade FSD shares in order to vote at the scheme meeting (see note 5)	Friday, 17 October
Voting record date	Friday, 24 October
Last day to lodge form of proxy for the scheme meeting by 10:00 on (see note 3)	Monday, 27 October
Scheme meeting to be held at 10:00	Wednesday, 29 October
Result of the scheme meeting published on SENS	Wednesday, 29 October
Result of the scheme meeting published in the South African press	Thursday, 30 October
Court hearing at 10:00 or so soon thereafter as Counsel may be heard, to sanction the scheme	Tuesday, 11 November
If the scheme is sanctioned and implemented (see note 1)
Result of the Court sanctioning of the scheme published on SENS	Tuesday, 11 November
Result of the Court sanctioning of the scheme published in the South African press	Wednesday, 12 November
Order of Court sanctioning the scheme registered by the Registrar of Companies	Wednesday, 12 November
Last day to trade for shareholders to be eligible to receive the scheme consideration	Friday, 14 November
Suspension of listing of FSD shares on the JSE and the LSE at the commencement of trading	Monday, 17 November
Listing of Randgold & Exploration consideration shares at the commencement of trading	Monday, 17 November
Record date to determine participation in the scheme consideration by the close of business	Friday, 21 November
Operative date of the scheme at the commencement of trading	Monday, 24 November
Scheme consideration posted to certificated scheme participants (if documents of title are received on or prior to the consideration record date) on or, failing receipt of documents of title on or before the consideration record date, within five business days of receipt thereof by the transfer secretaries or the United Kingdom registrars	Monday, 24 November
Dematerialised scheme participants have their safe custody accounts held at their CSDP or broker updated with the scheme consideration	Monday, 24 November
Termination of listing of FSD shares on the JSE and the LSE at the commencement of trading	Tuesday, 25 November

Notes:
(1)	All dates and times relating to the implementation of the scheme are subject to the conditions precedent, set out in paragraph 3 on page 13 of this document, being fulfilled by Thursday, 13 November 2003. Should there be a delay in the fulfillment thereof, the dates and times subsequent to Thursday, 13 November 2003, applicable to the implementation of the scheme will change. Any such change will be published in the South African press and on SENS. All times referred to are South African times.
(2)	The important dates and times pertaining to the substitute offer are set out on page 64.
(3)	If a form of proxy is not received by the time and date shown above, it may be handed to the chairman of the scheme meeting by not later than 10 (ten) minutes before the commencement of the scheme meeting.
(4)	Share certificates may not be dematerialised or rematerialised between Friday, 14 November, 2003 and Friday, 21 November 2003 and, if the scheme fails, between Friday, 28 November 2003 and Monday, 1 December 2003.
(5)	As FSD is settling in the STRATE environment, settlement of trades of FSD shares takes place five business days after the trade. Therefore, FSD shareholders who acquire FSD shares within four business days before the record date to vote at the scheme meeting on Friday, 24 October 2003, will not be eligible to vote at the scheme meeting.
(6)	Should the scheme fail for any reason, Randgold & Exploration will, subject to the conditions precedent set out in 2.2 on page 65, be deemed to have made a substitute offer to FSD shareholders, other than JCI, in which event the salient dates thereof will be published on SENS on Tuesday, 11 November 2003 and in the press on Wednesday, 12 November 2003.

THE SCHEME

1.    REASONS FOR THE SCHEME

1.1	FSD holds, and trades in, mineral and participation rights, certain of which are the subject of prospecting agreements with various mining companies. It furthermore holds royalties in a number of properties that formed part of prior exchange agreements with other mining companies. In addition, at 31 March 2003, JCI Gold Limited, a wholly-owned subsidiary of JCI, was indebted to FSD in the amount of R55,8 million, details of which are set out in note 2.5.7 to FSD's audited financial statements for the year ended 31 March 2003, reproduced on pages 18 to 22 of this document.

1.2	FSD, in the ordinary course of its business, has concluded, subject to certain conditions precedent, an agreement with a South African mining company where certain mineral rights and/or participation rights in the Klerksdorp Goldfield (including the properties Edom, Kleinfontein and Sterkfontein) are to be exchanged for participation rights in a number of properties adjacent to the South Deep Gold Mine, in which Western Areas Limited is a 50% joint venture partner with Placer Dome South Africa (Proprietary) Limited.

1.3	In the context of the Minerals Act, FSD's mineral rights (which include both mineral rights and participative interests in mineral rights), are considered to be unused old order rights, and as such will lapse unless converted into new form prospecting rights within a period of one year from the date on which the Minerals Act becomes effective. The following will negatively impact on FSD's entitlement to convert its mineral rights in terms of the Minerals Act:
1.3.1	where FSD is not the principal holder of mineral rights, its participation rights will lapse should the holder of such mineral rights not be successful in their application for the conversion from old order to new form prospecting rights, or should the exploration commitments on which basis the conversion was approved, not be fulfilled;
1.3.2	in terms of the conversion from old order to new form prospecting rights, FSD will have to lodge, and comply with, a prospecting programme and associated expenditure commitment which, in many instances, would not be prudent due to the fragmented nature and limited areal extent of the rights; and
1.3.3	FSD's limited capital base will constrain its ability to fund future prospecting programmes as required for the conversion of its mineral rights.

1.4	In addition to the implications of the promulgation of the Minerals Act as set out in 1.3, the following continue to adversely affect FSD's ability in the ordinary course of its business to trade or turn its mineral rights to account:
1.4.1	the cession of FSD's State-owned minerals, held by way of a notarial prospecting contract would require ministerial approval;
1.4.2	the potential for FSD to exploit its mineral rights, or interests therein, is limited as the rights are fragmented and of limited areal extent. Furthermore, in certain instances, the targeted reef zones are deep and are considered to be uneconomic at current gold prices; and
1.4.3	where FSD is the holder of mineral rights which are of limited areal extent, and are adjacent to existing mining operations, it has no other alternative than to deal with the owners of the adjoining operation by virtue the existing infrastructure. In the context of the Minerals Act, however, and should the owners of the adjoining operation not be prepared to co-operate, FSD's ability to trade such rights with interested parties is severely impaired, as a consequence of the "use it or lose it" principle.

1.5	The rationale for the scheme is to constitute FSD as a subsidiary of Randgold & Exploration and thereby terminate FSD's listings on the JSE and the LSE, which:
1.5.1	recognises that the promulgation of the Minerals Act has called into question the continued role of exploration companies like FSD;

1.5.2	facilitate the mineral rights of FSD being combined with those of Randgold & Exploration to create an enhanced mineral rights portfolio better placed to meet the requirements of the Minerals Act through Minrico Limited ("Minrico"). Minrico is a subsidiary of Randgold & Exploration focused on mineral right exploration, and with Marothodi Resources Limited ("Marothodi") as a 26% empowerment shareholder, is aligned with the principles of the Minerals Act and the South African Mining Charter;
1.5.3	will save the cost of maintaining FSD as a separately listed company, the benefits of which are limited due to the small public free float of shares and the attendant illiquidity of FSD shares;
1.5.4	will afford scheme participants the benefit of greater tradeability of the Randgold & Exploration consideration shares they will receive over their illiquid FSD shares; and
1.5.5	will unlock the underlying value of a FSD share.

1.6	Consequently, Randgold & Exploration will propose the scheme. If the scheme is sanctioned, JCI and Randgold & Exploration together will own the entire issued share capital of FSD, FSD will become a subsidiary of Randgold & Exploration, the listings of FSD on the JSE and the LSE will be terminated and the scheme participants will receive the scheme consideration.

2.    PROCEDURE

The full text of the scheme is set out in the yellow document on pages 69 to 78.

2.1	The scheme meeting
2.1.1	The scheme will be put to a vote at the scheme meeting to be held at 10:00 on Wednesday, 29 October 2003 at the registered office of the Company in the Auditorium, Ground Floor, 28 Harrison Street, Johannesburg.
2.1.2	Section 311 of the Companies Act requires that the scheme shall be approved by a majority of not less than 75% of the votes exercisable by scheme members who are present and voting either in person or by proxy at the scheme meeting.
2.1.3	Each certificated scheme member or dematerialised scheme member with "own-name" registration, who is registered on the voting record date, can attend the scheme meeting in person or give a proxy to someone else (including the chairman of the scheme meeting) to represent him at the scheme meeting.
2.1.4	A form of proxy (white) must be received by the transfer secretaries or the United Kingdom registrars by no later than 10:00 on Monday, 27 October 2003. Forms of proxy may also be handed to the chairman of the scheme meeting not later than 10 minutes before the scheme meeting is due to commence.
2.1.5	A dematerialised scheme member who does not have "own-name" registration, must arrange with his CSDP or broker, to give the dematerialised scheme member authority to attend the scheme meeting or appoint a proxy.
2.1.6	Scheme members who do not want to vote in favour of the scheme will be given the opportunity to explain why at the scheme meeting and may try to persuade other scheme members to vote against the scheme.

2.2	Court hearing
2.2.1	Subject to the scheme being approved by the requisite majority at the scheme meeting, application will be made to Court to sanction the scheme at 10:00, or so soon thereafter as the matter may be heard on Tuesday, 11 November 2003. Scheme members are entitled to attend Court in person, or to be represented by Counsel and to be heard concerning any objections they may have to the scheme.

2.2.2	If the scheme is sanctioned by the Court, then the Order of Court sanctioning the scheme will be lodged with the Registrar for registration. When the Order of Court sanctioning the scheme is registered, which is expected to happen on Wednesday, 12 November 2003, the scheme becomes binding on all scheme participants, even those who voted against it.

2.3	The scheme consideration
2.3.1	If the scheme becomes operative, scheme participants will receive 12,5 Randgold & Exploration consideration shares for every 100 FSD shares held on the consideration record date.
2.3.2	In terms of STRATE, no cash payments will be made in lieu of fractional entitlements to Randgold & Exploration consideration shares. Any fractions arising will be rounded down to the nearest whole number if they are less than 0,5 and will be rounded up to the nearest whole number if they are equal to or greater than 0,5 of a share. When an entitlement has been rounded down, the fraction will be forfeited by the scheme participant.
2.3.3	A table of entitlements in respect of the scheme consideration is set out in Supplementary Information: Part 8 to this document.
2.3.4	The income tax and Capital Gains Tax consequences of the scheme consideration will vary according to the category and country of residence of scheme participants. Accordingly, scheme participants are encouraged to consult their own professional advisers as to the specific taxation consequences of receiving the scheme consideration.
2.3.5	If the scheme consideration is not delivered to certificated scheme participants because the relevant documents of title have not been surrendered for any reason whatsoever, such scheme consideration will be held in trust by FSD until such documents of title are surrendered in terms of the scheme.

2.4	Settlement of the scheme consideration
2.4.1	Provided certificated scheme participants have surrendered their documents of title before the consideration record date, settlement of the scheme consideration will be made on or about Monday, 24 November 2003, failing which settlement will take place by no later than five business days after receipt of the scheme participant's documents of title.
2.4.2	Certificates in respect of the Randgold & Exploration consideration shares will be posted to certificated scheme participants by registered post in South Africa or by first class mail in the United Kingdom, at the risk of such scheme participants.
2.4.3	Dematerialised scheme participants will have their safe custody accounts with their CSDP or broker updated with the scheme consideration on Monday, 24 November 2003, in accordance with the custody agreements that they shall have signed with their respective CSDP or broker.
2.4.4	The rights of the scheme participants to receive the scheme consideration in respect of all scheme shares will be a right enforceable by scheme participants against FSD only. Scheme participants will be entitled to require FSD to enforce its rights in terms of the scheme against Randgold & Exploration.

2.5	Surrender of documents of title
2.5.1	Certificated scheme participants must use the attached form to surrender their documents of title. This can be performed or completed before the scheme meeting, in which case paragraph 2.5.2 below will apply. No receipts will be issued unless specifically requested. Lodging agents who require special transmission receipts are requested to prepare such receipts and submit them for stamping, together with the attached form and documents of title.
2.5.2	Documents of title surrendered by certificated scheme participants in anticipation of the scheme becoming operative will be held in trust by the transfer secretaries or the United Kingdom registrars pending the scheme becoming operative. In the event that the conditions precedent to the scheme are not fulfilled, the transfer secretaries or the United Kingdom registrars will, by not later than five business days after the date upon which it becomes known that the scheme will not become operative, return the documents of title to the certificated scheme participants concerned, by registered post in South Africa or by first class mail in the United Kingdom, at the risk of certificated scheme participants.
2.5.3	The attention of certificated scheme participants is drawn to the fact that if their documents of title in respect of certificated shares are surrendered in advance, it will not be possible to dematerialise or to trade their shares on the JSE between the date of such surrender and the operative date. In addition, no dematerialisation or rematerialisation of shares will take place after Friday, 14 November 2003.
2.5.4	If the documents of title have been lost or destroyed and the holder produces evidence to this effect to the satisfaction of Randgold & Exploration and FSD, Randgold & Exploration and FSD may dispense with the surrender of documents of title requirements against provision of an acceptable indemnity, the cost of which indemnity will be borne by the scheme participant concerned.
2.5.5	If the scheme consideration is not sent to the certificated scheme participants entitled thereto because the relevant documents of title have not been surrendered, such scheme consideration will be held by FSD on behalf of the certificated scheme participant concerned pending surrender of FSD documents of title.
2.5.6	Dematerialised scheme participants must not surrender any documents of title.

2.6	Exchange Control provisions

A summary of the South African Exchange Control Regulations applicable to certificated scheme participants on the South African register and not to scheme participants on the branch register in the United Kingdom is contained in Supplementary Information: Part 6 of this document.

3.    CONDITIONS PRECEDENT

The scheme is subject to the fulfilment of the conditions precedent that by no later than 17:00 on Thursday, 13 November 2003 or such later date as may be agreed upon in writing between FSD and Randgold & Exploration subject to the consents of the JSE and the SRP:

3.1	to the extent necessary, the unconditional written approval of the competition authorities to the scheme shall be obtained;

3.2	the scheme shall be approved by a majority representing not less than 75% of the votes exercisable by the scheme members present and voting, either in person or by proxy, at the scheme meeting;

3.3	the scheme shall be sanctioned by the Court; and

3.4	a certificated copy of the Order of Court sanctioning the scheme shall be registered by the Registrar in terms of the Companies Act.

4.    CONCERT PARTY

4.1	Prior to the scheme becoming operative, JCI:
4.1.1	owned 12 635 225 ordinary shares, constituting 23,7% of the issued share capital of Randgold & Exploration;
4.1.2	owned 9 978 350 ordinary shares, constituting 44,9% of the issued share capital of FSD.

JCI and Randgold & Exploration, in the proposing of the scheme, are acting as concert parties.

4.3	On the scheme becoming operative, JCI and Randgold & Exploration will jointly control FSD.

5.    SUSPENSION AND TERMINATION OF THE LISTINGS OF FSD SHARES AND THE
       LISTING OF RANDGOLD & EXPLORATION CONSIDERATION SHARES

5.1	Subject to the scheme becoming operative:
5.1.1	the listings of FSD shares will be suspended on the JSE and the LSE at the commencement of trading on Monday, 17 November 2003 and will be terminated at the commencement of trading on Tuesday, 25 November 2003; and
5.1.2	the Randgold & Exploration consideration shares will be listed on the JSE with effect from the commencement of trading on Monday, 17 November 2003.

5.2	The above dates are subject to change. Any change will be published in the South African press and on SENS.

6.    FINANCIAL EFFECTS OF THE SCHEME

6.1	Should the scheme become operative each scheme participant (whether he voted in favour of the scheme or not), will be deemed to have sold his scheme shares to Randgold & Exploration in exchange for the scheme consideration which will be settled in the manner set out in 2.4 above.

6.2	The pro forma historical financial effects of the scheme on scheme participants set out below have been prepared by the directors of FSD for illustrative purposes only, to provide information about how the scheme might have affected the financial information presented and, because of its nature, may not give a true reflection of the financial position of scheme members:

	Before(1)	After
	(cents)	(cents)		Change (%)
Earnings	25,5	155,4	(4)	509,4
Headline earnings	24,8	132,4	(4)	433,9
Net asset value and net tangible asset value	280,8	184,6	(4)	(34,3)
Net asset fair value	280,8	485,8	(4)	73,0
Market price(2)	260,0	386,3		48,6
Market price(3)	227,9	367,9		61,4
Market price(5)	415,0	423,1		1,9

Capital Gains Tax has been ignored in computing the pro forma financial effects set out above.

Notes:

(1)	Extracted from the audited financial statements of FSD for the year ended 31 March 2003.
(2)	Based on the closing market price of a FSD and Randgold & Exploration share on 19 August 2003, being the last practicable date before the finalisation of the announcement of the terms of the scheme dated 21 August 20 ("the terms announcement").
(3)	Based on the weighted average traded price of an FSD and Randgold & Exploration share for the 30-day period ended on the terms announcement date.

(4)	Based on the earnings, headline earnings, net asset fair value and net asset value per Randgold & Exploration share extracted from the published unaudited interim results of Randgold & Exploration for the six months ended 30 June 2003 and 22 226 597 FSD shares and 44 354 000 Randgold & Exploration shares in issue. Earnings and headline earnings have been annualised for the 12 months ended 30 June 2003. Net asset fair value is based on the market value of Randgold & Exploration's listed investments, an analysis of which is set out in note 3.5 to the published unaudited interim results for the six months ended 30 June 2003, reproduced in Supplementary Information: Part 3 to this document.
(5)	Based on the closing market price of a FSD and Randgold & Exploration share on the last practicable date.

6.3	The report of the independent reporting accountants on the pro forma historical financial effects in 6.2 above is contained in Supplementary Information: Part 7 to this document.

7.    SPECIAL ARRANGEMENTS

Save as detailed in this document:

7.1	no arrangements, undertakings or agreements have been made between FSD, JCI and Randgold & Exploration, or persons acting in concert with these parties, in relation to the scheme shares;

7.2	no arrangements, agreements or understandings (including any compensation arrangements) which have any connection with or dependence on the scheme shares exist between Randgold & Exploration or any person acting in concert with it, and any director of FSD or any person who was a director of FSD within the period commencing 12 months prior to the operative date, or any person who is or was a holder of FSD shares within the abovementioned period; and

7.3	no arrangements have been made between FSD and the directors of Randgold & Exploration or FSD in connection with the scheme.

8.    INFORMATION RELATING TO FSD

8.1	Financial and other information relating to FSD is contained in Supplementary Information: Part 1 to this document.

8.2	The trading history of FSD shares on the JSE is contained in paragraph 2 of Supplementary Information: Part 2 to this document.

9.    INFORMATION RELATING TO RANDGOLD & EXPLORATION

9.1	Financial and other information relating to Randgold & Exploration is contained in Supplementary Information: Part 3 to this document.

9.2	The trading history of Randgold & Exploration shares on the JSE is set out in Supplementary Information: Part 4 to this document.

10.   COSTS OF THE SCHEME

10.1	The costs of the scheme, including printing and publishing costs and marketable securities tax, will be borne by Randgold & Exploration.

10.2	The costs relating to professional advisers to FSD and FSD shareholders will be borne by FSD.

11.   MATERIAL CHANGES AND LITIGATION

11.1	No material changes have occurred in the financial or trading positions of FSD and its subsidiaries since 31 March 2003, being the date of FSD's last audited financial statements until the last practicable date.

11.2	Save for the legal proceedings instituted against Rustenburg Platinum Mines Limited with regard to the Styldrift 90JQ mineral rights dispute which have recently been resumed following a temporary suspension in an endeavour to reach settlement, there are no legal or arbitration proceedings (including any such proceedings that are pending or threatened), against FSD and/or its subsidiaries, which may have or have had a significant impact on the financial position of FSD during the 12 months preceding the date of this document.

12.   SIGNIFICANT CONTRACTS

In the last two years preceding the date of this document, FSD has not entered into any significant contracts which were not in the ordinary course of business.

13.   OPINIONS, RECOMMENDATION AND UNDERTAKINGS

13.1	NewFound has been appointed by the board of directors of FSD to advise them on the scheme. NewFound advised the board that they have considered the terms and conditions of the scheme and are of the opinion that the scheme consideration is fair and reasonable to scheme participants. The text of the independent opinion from NewFound in this regard is contained in Supplementary Information: Part 5 to this document.

13.2	The directors of FSD have considered the opinion of NewFound and the terms and conditions of the scheme and are unanimously of the opinion that the scheme consideration is fair and reasonable to scheme members. The directors of FSD who are FSD shareholders intend to vote in favour of the scheme.

14.   DIRECTORS' RESPONSIBILITY STATEMENT

The directors of FSD insofar as any information in this document relates to FSD and the directors of Randgold & Exploration insofar as any information in this document relates to Randgold & Exploration:

14.1	have considered all statements of fact and opinion in this document;

14.2	accept, individually and collectively, full responsibility for such statements;

14.3	certify that, to the best of their knowledge and belief, there are no omissions of material facts or considerations which would make any statements of fact or opinion contained in this document false or misleading and have made all reasonable enquiries in this regard.

15.   EXPERTS' CONSENTS

Each of NewFound, Deloitte & Touche, HSBC Investment Services (Africa) (Proprietary) Limited, River Sponsors (Proprietary) Limited, Taback and Associates (Proprietary) Limited, Capita Registrars and Computershare Limited, have given their written consent to the issue of this document and the references herein together with their names and have not at the date of this document withdrawn their consents.

16.   DOCUMENTS AVAILABLE FOR INSPECTION

The following documents, or copies thereof, will be available for inspection at the registered office of FSD and the office of the London secretaries during normal office hours from the issue date of this document up to and including the date on which application is made to the Court for the sanctioning of the scheme:

16.1	a signed copy of the scheme document;

16.2	the Order of Court convening the scheme meeting;

16.3	the audited consolidated financial statements of FSD and Randgold & Exploration for each of their respective previous three financial years;

16.4	the letter from NewFound referred to in paragraph 13.1 above;

16.5	the memorandum and articles of association of FSD;

16.6	written consent from each of NewFound, Deloitte & Touche, HSBC Investment Services (Africa) (Proprietary) Limited, Taback and Associates (Proprietary) Limited, Capita Registrars and Computershare Limited, to the issue of this document and the references to their names; and

16.7	the independent reporting accountants' report referred to in 6.3 above;

For and on behalf of:

FREE STATE DEVELOPMENT AND INVESTMENT CORPORATION LIMITED

V G Bray

duly authorised hereto in terms of a resolution passed by the board of directors of Free State Development and Investment Corporation Limited

Thursday, 2 October 2003

SUPPLEMENTARY INFORMATION: PART 1

FINANCIAL AND OTHER INFORMATION RELATING TO FSD

1.	NATURE OF BUSINESS AND PROSPECTS

1.1	FSD holds, and trades in, mineral and participation rights, certain of which are the subject of royalty and prospecting agreements with various mining companies. FSD's portfolio of mineral rights covers an area of 75 216 hectares and incorporates interests in the commodities gold, platinum, base metals and coal. In addition, FSD has a loan to JCI Gold Limited, a wholly-owned subsidiary of JCI, which, as at 31 March 2003, amounted to R55,8 million.

1.2	In the course of its business, FSD has concluded, subject to certain conditions precedent, an agreement with a South African mining house where certain mineral rights and/or participation rights in the Klerksdorp Goldfield (including the properties Edom, Kleinfontein and Sterkfontein) are to be exchanged for participation rights in a number of properties adjacent to the South Deep Gold Mine, in which Western Areas Limited is a 50% joint venture partner with Placer Dome South Africa (Proprietary) Limited.

1.3	In the context of the Minerals Act, FSD's mineral rights, which include both mineral rights and participative interests in mineral rights, are considered to be unused old order rights and as such will lapse unless converted into new form prospecting rights within a period of one year from the date on which the Minerals Act becomes effective.

1.4	In general, gold exploration activity and mine development with the South African gold mining industry in recent years has been constrained by a depressed real gold price and the increasing costs associated with deep level mining. Accordingly, and against the background of the promulgation of the Minerals Act, exploration activities and other opportunities for turning the mineral rights to account have been of a limited nature.

2.	INFORMATION EXTRACTED FROM THE GROUP AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE YEARS ENDED 31 MARCH 2003

2.1	Income statements for the years ended 31 March

	Notes	2003 R'000	2002 R'000	2001 R'000
Interest received		8 736	4 788	4 802
Licence fees received		1	3	6
		8 737	4 791	4 808
Cost of administration	2.5.2	(802)	(979)	(1 225)
Income before abnormal item		7 935	3 812	3 583
Abnormal item	2.5.3	139	—	21
Income before taxation		8 074	3 812	3 604
Taxation	2.5.4	2 412	1 148	1 075
Net income for year		5 662	2 664	2 529
Earnings per share (cents)	2.5.5	25,5	12,0	11,4
Headline earnings per share (cents)	2.5.5	24,8	12,0	11,3

2.2	Balance sheets for the years ended 31 March

	Notes	2003 R'000	2002 R'000	2001 R'000
ASSETS
Non-current assets		7 943	7 943	7 943
Mineral and participation rights and capitalised exploration expenditure	2.5.6	7 943	7 943	7 943
Current assets		55 889	49 806	47 032
Accounts receivable		11	37	135
Loan to JCI Gold Limited	2.5.7	55 846	49 750	—
Cash and cash equivalents	2.5.8	32	19	46 897
Total assets		63 832	57 759	54 975
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities		1 413	992	882
Accounts payable		480	605	592
Taxation		933	387	290
Total liabilities		1 413	992	882
Shareholders' equity		62 419	56 757	54 093
Total liabilities and shareholders' equity		63 832	57 749	54 975
Net asset value per share (cents)		281	255	243

2.3	Cash flow statements for the years ended 31 March

	Notes	2003 R'000	2002 R'000	2001 R'000
Cash flows applied to operating activities
Cash applied to operations	2.5.10	(761)	(865)	(1 502)
Interest received		8 736	4 788	4 802
Normal taxation paid	2.5.11	(1 866)	(1 051)	(2 281)
Net cash inflow from operating activities		6 109	2 872	1 019
Cash flows from investing activities
Loan to JCI Gold Limited		(6 096)	(49 750)	—
Net cash outflow from investing activities		(6 096)	(49 750)	—
Net (decrease)/increase in cash and cash equivalents		13	(46 878)	1 019
Cash and cash equivalents at beginning of year		19	46 897	45 878
Cash and cash equivalents at end of year	2.5.8	32	19	46 897

2.4	Group change in shareholders' equity

	Share capital R'000	Share premium R'000	Capital redemption reserve R'000	Retained earnings R'000	Total shareholders' equity R'000
Balance at 1 April 2000	2 223	9 272	28	40 041	51 564
Retained earnings for year				2 529	2 529
Balance at 31 March 2001	2 223	9 272	28	42 570	54 093
Balance at 1 April 2001	2 223	9 272	28	42 570	54 093
Retained earnings for year				2 664	2 664
Balance at 31 March 2002	2 223	9 272	28	45 234	56 757
Balance at 1 April 2002	2 223	9 272	28	45 234	56 757
Retained earnings for year				5 662	5 662
Balance at 31 March 2003	2 223	9 272	28	50 896	62 419

2.5	Notes to the financial statements for the period ended 31 March

2.5.1	Accounting policies

The financial statements and group financial statements are prepared on the historical cost basis and incorporate the following principal accounting policies which are consistent with those of prior years:

(a)	Basis of consolidation

The annual financial statements include the results and financial position of the company and its subsidiaries. Operating results of subsidiaries are included from the effective dates of acquisition.

(b)	Revenue

Interest income is recognised on a time : proportion basis, taking into account the principal amount outstanding and the effective rate over the period to maturity.

(c)	Taxation

The charge for taxation is based on results for the year as adjusted for items, which are non-assessable or disallowed. Temporary differences arise from differences between the carrying amount of assets and liabilities in the financial statements, and the corresponding tax basis used in the computation of assessable tax profit.

(d)	Mineral and participation rights

Mineral and participation rights are shown at cost less recoupment and are written-off when the directors consider that there is no possibility of establishing a viable venture.

(e)	Exploration expenditure

Exploration expenditure is written-off in full in the year in which it is incurred, unless the directors consider that there is a possibility of establishing a viable venture, in which case the expenditure is carried forward until this fact has been determined.

(f)	Foreign currencies

Foreign assets and liabilities are converted at the approximate rates of exchange ruling at the end of the year.

(g)	Financial instruments

The group's principal financial assets are bank balances, cash and receivables. Receivables are stated at their nominal value as reduced by appropriate allowances for estimated irrecoverable amounts. Financial liabilities are classified according to the substance of the applicable contractual arrangements. Significant financial liabilities include trade and other payables, which are stated at their nominal value.

(h)	Comparative figures

Where necessary comparative figures have been reclassified.

2.5.2	Cost of administration

	2003 R'000	2002 R'000	2001 R'000
Includes the following items:
Auditors' remuneration	50	21	26
Managerial and technical fees	269	412	419
Interest paid on other borrowed monies	143	41	98
Fees paid to the JSE	35	21	17
Consultants' fees	51	—	200

2.5.3	Abnormal item

Forfeiture of unclaimed dividends	139	—	—
Overprovision for costs in the aborted exercise undertaken by Western Areas Limited to merge the operations of a number of companies in the mining and exploration industry	—	—	21

2.5.4	Taxation

	2 412	1 148	1 075
South African normal taxation	2 409	1 148	1 073
Prior year underprovision	3	—	2
Reconciliation of rate of taxation:	%	%	%
Current standard statutory rate	30,0	30,0	30,0
— disallowable expenditure	0,3	0,1	—
— abnormal item exempt	0,5	—	(0,2)
Effective tax rate	29,8	30,1	29,8

	2003 R'000	2002 R'000	2001 R'000
2.5.5 Earnings per share (cents)
Net income for the year	5 662	2 664	2 529
Abnormal item	139	—	(21)
Headline earnings	5 523	2 664	2 508
The calculation of earnings per share is based on the net income for the period and the weighted average of 22 226 597 ordinary shares in issue during the period.
Headline earnings per share is based on the net income for the period adjusted for abnormal item and the weighted average of 22 226 597 ordinary shares in issue during the period.

2.5.6	Mineral and participation rights and capitalised exploration expenditure

At cost less recoupments and amounts written-off	7 943	7 943	7 943

2.5.7	Loan

Loan to JCI Gold Limited – secured by pledge of listed investments	55 846	49 750	—

2.5.8    Cash and cash equivalents

Cash and cash equivalents included in the balance sheet comprised the following:
Bank balances and cash	32	19	4
Cash on deposit with JCI Gold Limited	—	—	46 893
	32	19	46 897

2.5.9	Share capital

Authorised
29 700 000 ordinary shares of 10 cents each	2 970	2 970	2 970
3 000 000 cumulative redeemable preference shares of one cent each	30	30	30
	3 000	3 000	3 000
Issued
22 226 597 ordinary shares of 10 cents each	2 223	2 223	2 223

	2003 R'000	2002 R'000	2001 R'000
2.5.10 Reconciliation of income before taxation for the year to cash applied to operations
Income before abnormal items	7 935	3 812	3 604
Adjusted for:
— Interest received	(8 736)	(4 788)	(4 802)
Operating loss before working capital changes	(801)	(976)	(1 198)
Working capital changes	40	111	(304)
Decrease in accounts receivable	26	98	378
Forfeiture of dividends	139	—	—
(Decrease)/Increase in accounts payable	(125)	13	(682)
Cash applied to operations	(761)	(865)	(1 502)

2.5.11	Taxation

Amounts due at beginning of year	(387)	(290)	(1 496)
Amounts charged per the income statements	(2 412)	(1 148)	(1 075)
Amounts due at end of year	933	387	290
Normal taxation paid	(1 866)	(1 051)	(2 281)

2.5.12	Related party transactions

During the year the Company concluded the following transactions with a related party:
— Interest received on loan to JCI Gold Limited amounted to	8 736	4 787	4 800
— Interest paid on current account with JCI Gold Limited amounted to	143	41	98
— Additional loan advanced to JCI Gold Limited amounted to	6 096	49 750	—

SUPPLEMENTARY INFORMATION:   PART 2
TRADING HISTORY OF FSD SHARES ON THE JSE

Set out below are the highest, lowest and closing market prices and volumes traded of FSD shares on the JSE:

– quarterly for the eight quarters ended 31 December 2002;

– monthly from January 2003 to August 2003; and

– for each trading day during the 30-day period ended on the last practicable date.

		High (cents)	Low (cents)	Close (cents)	Volume (shares)
Quarterly data
2001:	March	212	209	210	4 391
	June	192	191	192	3 340
	September	171	170	171	3 026
	December	161	159	162	3 941
2002:	March	239	230	238	13 672
	June	315	306	312	13 515
	September	235	232	234	6 379
	December	228	227	227	8 700
Monthly data
2003:	January	282	276	279	25 536
	February	269	267	268	2 897
	March	238	237	237	9 225
	April	231	231	231	576
	May	214	214	214	1 505
	June	213	212	212	1 729
	July	240	239	239	9 968
	August	293	281	291	134 995
Daily data
2003:	25 August	400	380	385	331 300
	26 August	380	370	375	458 400
	27 August	400	380	400	381 100
	28 August	410	400	410	238 200
	29 August	420	390	413	613 185
	1 September	414	400	414	226 560
	2 September	—	—	—	—
	3 September	400	400	400	100 000
	4 September	380	375	380	52 000
	5 September	413	385	413	170 000
	8 September	—	—	—	—
	9 September	415	400	405	63 200
	10 September	405	405	405	5 100
	11 September	—	—	—	—
	12 September	415	400	415	144 316
	15 September	—	—	—	—
	16 September	—	—	—	—
	17 September	390	390	390	1 000
	18 September	390	387	390	30 000
	19 September	—	—	—	—
	22 September	440	415	427	129 400
	23 September	—	—	—	—
	25 September	430	415	415	25 000

SUPPLEMENTARY INFORMATION:   PART 3
FINANCIAL AND OTHER INFORMATION RELATING TO RANDGOLD & EXPLORATION

1.	NATURE OF BUSINESS AND PROSPECTS

1.1	Randgold & Exploration was established in 1992 to take over the gold interests of Rand Mines Limited, South Africa's oldest mining house. In August 1994, shareholders installed a new management with the mission of rationalising and revitalising the Company's interests.

1.2	Randgold & Exploration's principal businesses at present are a 42,79% interest in Randgold Resources Limited and a 74% interest in Minrico, a company formed to manage and turn to account both its own and other companies' portfolios of South African mineral rights. Randgold & Exploration also has shareholdings in a number of South African gold mining companies, an analysis of which is set out in the interim report for the six months ended 30 June 2003, reproduced in 3 below.

1.3	Through a series of measures – including recapitalisation, mergers and acquisitions as well as the development of a new culture – Randgold & Exploration converted its South African mining assets into two substantial and independent companies, Durban Roodepoort Deep, Limited and Harmony Gold Mining Company Limited. In addition, its non-South African exploration assets were accommodated in a new company, Randgold Resources Limited, which has since become a substantial gold mining and exploration business, listed on the LSE and Nasdaq National Market. The highlight of the past year ended 31 December 2002 was undoubtedly the continuing strong growth of Randgold Resources Limited. The Company increased its net profit more than threefold to US$65.7 million, and the Morila mine – which it discovered, developed and co-owns – poured more than a million ounces of gold and was ranked as one of the highest margin gold producers in the world.

1.4	Randgold & Exploration is listed on the JSE and on the Nasdaq National Market.

1.5	Using the extremely successful model developed for Randgold Resources Limited, Randgold & Exploration and Marothodi will seek to develop Minrico into a profitable exploration, development and mining business, geared to the needs of the new South Africa.

1.6	On the exploration front, joint ventures with Rio Tinto Mining and Exploration and SouthernEra Resources for diamonds and with Pan Palladium for platinum group metals are continuing. Pan Palladium has recently completed an aeromagnetic survey of the Aurora project area and the results are highly encouraging. During the fourth quarter Randgold & Exploration also entered into a joint venture with Eurasia Mining Plc for PGM metals at Doornbosch in the Eastern Bushveld. Diamond drilling will start there as soon as a prospecting permit has been issued.

1.7	Randgold & Exploration is re-establishing itself as a new South African mining company and to this end intends to focus on new mining opportunities, both internally generated and with the aim of participating in the transformation taking place in the South African mining industry. The Group's pursuit of new growth opportunities will include the ongoing joint venture and exploration activities, due diligence reviews, together with the prospects that empowerment partnership will provide.

2.	INFORMATION EXTRACTED FROM THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE YEARS ENDED 31 DECEMBER 2002

2.1	Income statements for the years ended 31 December

	Notes	2002 R'000	2001 R'000
REVENUES
Gold sales		404 064	709 440
Dividends and interest received		3 766	18 924
Management and other fees received		899	325
Profit on sale of interest in Morila		—	—
Sundry income – net		13 003	16 547
		421 732	745 236
COSTS AND EXPENSES
Production costs		(123 989)	(315 743)
Selling, administration and general expenses		(32 154)	(105 640)
Transport and refinery costs		(2 220)	(4 624)
Change in product inventory		3 403	3 431
Transfer to deferred stripping costs		27 581	22 101
Cash operating costs		(127 379)	(400 475)
Royalties		(27 220)	(49 330)

Total cash costs		(154 599)	(449 805)
Gain/(Loss) on financial instruments		(13 034)	86 326
Interest expense		(40 139)	(72 343)
Depreciation and amortisation		(42 009)	(66 808)
Exploration and corporate expenditure		(63 121)	(82 099)
Rehabilitation provision		(1 586)	(2 508)
Additional provision for post-retirement benefits		—	(25 000)
Loss on sale of investments		(1 493)	(11 386)
Foreign exchange differences		56 401	(79 169)
Impairment of assets – Syama mine		—	—
Sundry expenses – net		(23 887)	(56 733)
		(283 467)	(759 525)
Share of pre-tax income from associate		285 627	—

PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE TAXES AND MINORITY INTEREST	2.5.23	423 892	(14 289)
Income and mining tax expense	2.5.2	—	(1 016)
Profit/(Loss) on ordinary activities before minority interest		423 892	(15 305)
Minority interest		(38 594)	(54 747)
Net income/(loss)		385 298	(70 052)

Earnings/(Loss) per share (cents)	2.5.3	895	(168)
Fully diluted earnings/(loss) per share (cents)	2.5.3	887	(168)
Headline earnings/(loss) per share (cents)	2.5.3	895	(168)
Fully diluted headline earnings/(loss) per share (cents)	2.5.3	887	(168)

2.2	Balance sheets at 31 December

	Notes	2002 R'000	2001 R'000
ASSETS
Current assets
Receivables	2.5.4	6 219	202 452
Inventories	2.5.5	—	116 721
Restricted cash	2.5.6	—	53 598
Cash and cash equivalents		22 003	88 937
Total current assets		28 222	461 708
Property, plant and equipment	2.5.7	14 713	951 770
Investments	2.5.8	150 028	105 482
Interest in subsidiary companies	2.5.9	—	—
Investment in associate	2.5.10	495 798	—
Other long-term assets	2.5.11	159	28 420
Total assets		688 920	1 547 380
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	2.5.12	89 291	385 457
Bank overdraft		—	20 463
Total current liabilities		89 291	405 920
Long-term liabilities
Provision for post-retirement benefits	2.5.13	52 000	53 077
Long-term loans	2.5.14	—	684 621
Provision for environmental rehabilitation	2.5.15	—	51 993
Loans from outside shareholders in subsidiaries	2.5.16	—	259 044
Liabilities on financial instruments	2.5.17	—	29 375
Total long-term liabilities		52 000	1 078 110
Total liabilities		141 291	1 484 030
Interest of outside shareholders in subsidiaries' losses		—	(100 722)
Shareholders' equity
Share capital		437	417
Share premium		292 929	271 576
Other reserves		656 548	679 662
Accumulated losses		(402 285)	(787 583)
Total shareholders' equity		547 629	164 072
Total liabilities and shareholders' equity		688 920	1 547 380
Net asset value and tangible asset value per share (cents)		1 253,3	393,4

2.3    Statements of shareholders' equity

	Notes	Number of shares	Share capital R'000	Share premium R'000	Accumulated profits R'000	Other reserves R'000	Total R'000
Balance – 1 January 2001		41 437 419	414	269 995	(717 531)	487 016	39 894
Net loss for year		—	—	—	(70 052)	—	(70 052)
Share options exercised		264 502	3	1 581	—	—	1 584
Exchange difference arising on translation of foreign subsidiary		—	—	—	—	171 404	171 404
Dilution – due to share capital movements in subsidiary		—	—	—	—	(21 815)	(21 815)
Listed investments – marked to market		—	—	—	—	72 408	72 408
Movement on cash flow hedges		—	—	—	—	(29 351)	(29 351)
Balance – 31 December 2001		41 701 921	417	271 576	(787 583)	679 662	164 072
Net profit for year		—	—	—	385 298	—	385 298
Share options exercised		1 994 335	20	21 353	—	—	21 373
Exchange difference arising on translation of foreign subsidiary		—	—	—	—	(179 221)	(179 221)
Net dilution gain due to share capital movements in subsidiary/associate	10, 19	—	—	—	—	98 065	98 065
Listed investments –marked to market		—	—	—	—	88 416	88 416
Movement on cash flow hedges		—	—	—	—	(30 374)	(30 374)
Currency translation differences
– transfer from foreign currency translation reserve	19	—	—	—	—	(28 328)	(28 328)
– transfer to distributable reserve	19	—	—	—	—	28 328	28 328
Balance – 31 December 2002		43 696 256	437	292 929	(402 285)	656 548	547 629

R'000
An analysis of other reserves at 31 December 2002 is as follows:
– Mark to market of listed investments (cumulative)	110 793
– Exchange differences arising on translation of foreign subsidiary (cumulative)	102 957
– Gain arising on dilution of holding in subsidiary/associate due to issue of shares by subsidiary/associate (cumulative)	463 019
– Movement on cash flow hedges	(48 549)
– Distributable foreign currency reserve arising on dilution of holding in subsidiary/associate	28 328
656 548

2.4	Cash flow statements for the year ended 31 December

		2002 R'000	2001 R'000	2000 R'000
Cash flow from operating activities
Income/(loss) before tax		423 892	(14 289)	69 760
Adjustments for:
Share of pre-tax income from associate		(285 627)	—	—
Dividends and interest received		(3 766)	(18 924)	(15 956)
Interest expense		40 139	72 343	11 527
Transfer to deferred stripping		(27 581)	(22 101)	(2 772)
Unrealised foreign exchange profit/(loss)/translation differences		(96 636)	222 707	30 605
Depreciation and amortisation		42 009	66 808	84 995
Loss on disposal of investments		1 493	11 386	23 845
Impairment of assets – Syama mine		—	—	541 852
Profit on disposal of interest in Morila		—	—	(867 630)
Non-cash revenue items		(2 251)	—	—
Provision for post-retirement benefits		(1 077)	25 729	—
Net increase in provision for environmental rehabilitation		1 586	8 673	16 872
Effects of changes in operating working capital items:
– receivables		(4 165)	91 080	(82 194)
– inventories		(10 392)	9 476	(38 182)
– accounts payable and accrued liabilities, excluding short-term portion of long-term loans		29 057	(86 755)	40 133
Other:
Dividends and interest received		2 822	18 924	—
Interest paid		(36 027)	(66 002)	—
Net cash provided by/(utilised in) operations		73 476	319 055	(187 145)
Cash flow from investing activities
Additions to property, plant and equipment		(27 003)	(175 752)	(645 707)
Additions to investments		—	(168)	(604)
Proceeds on disposal of investments		45 270	2 474	37 489
Post-retirement benefits paid		—	—	(2 010)
Proceeds on disposal of property, plant and equipment		—	29 144	—
Net proceeds on sale of interest in Morila		—	—	907 602
Net cash movement on subsidiary becoming associate	(Note 2.5.19)	(92 821)	—	—
Net cash flow from/(utilised in) investing activities		(74 554)	(144 302)	296 770
Cash flow from financing activities
Ordinary shares issued		21 373	1 584	227
Share buy-back: outside shareholders' portion		—	(296 335)	—
Short-term loans		(40 000)	70 000	—

	2002 R'000	2001 R'000	2000 R'000
Repayment of bond	—	(429 676)	—
Increase/(Decrease) in long-term loans and loans from outside shareholders in subsidiaries – net, including short-term portion	(80 364)	129 830	458 775
Loans (advanced)/received from subsidiaries/associates	—	—	—
Net cash from/(utilised in) financing activities	(98 991)	(524 597)	459 002
Net increase/(decrease) in cash and equivalents	(100 069)	(349 844)	568 627
Cash and equivalents at beginning of year	122 072	471 916	(96 711)
Cash and cash equivalents at end of year (including restricted cash)	22 003	122 072	471 916

2.5	Notes to the financial statements for the year ended 31 December 2002

2.5.1	Principal accounting policies

The financial statements, which are prepared on the historical cost basis, comprise the following accounting policies which conform with South African Statements of Generally Accepted Accounting Practice and are consistent with those of the previous year.

2.5.1.1	Consolidation: The consolidated financial information includes the financial statements of the company, its subsidiaries, joint ventures and associates. A company in which the group has directly or indirectly, through other subsidiary undertakings, a controlling interest, is classified as a subsidiary undertaking. The minority interest in the consolidated equity and in the consolidated results are shown separately. Inter-company accounts and transactions are eliminated on consolidation.
Joint ventures are those investments in which the group has joint control. The proportion of assets, liabilities, income, expenses and cash flow of each joint venture attributable to the group are incorporated in the consolidated financial statements under appropriate headings. The results of joint ventures are included from the effective dates of acquisition and up to the effective dates of disposal.
For self-sustaining foreign entities, assets and liabilities are translated using the closing rates, and income statements are translated at average rates. Differences arising on translation are taken directly to shareholders' equity.
Any excess or deficits of the purchase price, when compared to the fair value of the subsidiary or joint venture acquired, is attributed to mineral property interests and amortised in terms of the group accounting policies.

2.5.1.2	Investments in associates: Investments in associated undertakings are accounted for by the equity method of accounting. These are undertakings in which the group has a long-term interest and over which it exercises significant influence, but no control.
Equity accounting involves recognising in the income statement the group's share of the associates post-acquisition profit or loss for the year.
The group's interest in the associate is carried in the balance sheet at an amount that reflects its share of the net assets of the associate and includes the unamortised portion of the excess of the purchase price over the fair value of attributable assets of an associate at date of acquisition. Where the fair value of attributable assets of an associate exceeds the purchase price, the investment is carried on the balance sheet at cost, plus the amortised portion of the excess. In addition, the carrying value of the investment in foreign associates includes any exchange differences on translation.
Any excess or deficit of the purchase price over the attributable net assets of the associate is amortised over the useful lives of the underlying assets.

2.5.1.3	Foreign currencies: The financial statements are presented in South African Rand. Monetary assets and liabilities in foreign currencies are translated to South African Rand at rates of exchange ruling at the end of the financial period. Translation gains and losses arising at period-end, as well as those arising on the translation of settled transactions, occurring in currencies other than the South African Rand, are included in net income.
For self-sustaining foreign entities, assets and liabilities are translated using the closing rates at year-end and income statements are translated at average rates. Differences arising on translation are taken directly to shareholders' equity. The company's investment in Randgold Resources Limited, whose functional currency is the United States Dollar, is accounted for in this manner.
For foreign subsidiaries which form an integral part of the company's business, translation differences are recognised as income or expenses in the period in which they arise.

2.5.1.4	Investments: Listed investments, which are classified as available-for-sale are accounted for at fair value, with unrealised holding gains and losses excluded from earnings and reported as a separate component of shareholders' equity. Long-term investments in unlisted companies are accounted for at cost. Realised gains and losses are included in determining net income and loss. For all long-term investments, unrealised losses are included in determining net income or loss where it is felt that a significant decline in the value of the investment, other than temporary, has occurred.

2.5.1.5	Cash and cash equivalents include all highly liquid investments with a maturity of three months or less at the date of purchase.

2.5.1.6	Inventories, which include ore stockpiles, gold in-process, supplies and insurance spares are stated at the lower of cost or net realisable value. The cost of ore stockpiles and gold produced is determined principally by the weighted average cost method using related production costs.
Stockpiles consist of two types of ore, high-grade and medium-grade ore, which will be processed through the processing plant. Both high and medium grade stockpiles are currently being processed and all ore is expected to be fully processed within the life of mine. The processing of ore in stockpiles occurs in accordance with the life of mine processing plan that has been optimised based on the known mineral reserves, current plan capacity and mine design.

2.5.1.7	Exploration costs are expensed as incurred. Costs related to property acquisitions and mineral and surface rights are capitalised.

2.5.1.8	Undeveloped properties, upon which the group has not performed sufficient exploration work to determine whether significant mineralisation exists, are carried at original cost. Where the directors consider that there is a little likelihood of the properties being exploited, or the value of the exploitation rights has diminished below cost, a write-down is recorded.

2.5.1.9	Development costs and mine plant facilities relating to existing mines are capitalised. Development costs consist primarily of direct expenditure to develop an ore body for economic exploitation and to expand the production capacity of existing operating mines. Following the completion of a bankable feasibility study, development costs, which include interest on borrowed funds, used to place new mines into production and to complete major development projects at operating mines are capitalised. Ongoing costs to maintain production are expensed as incurred.

2.5.1.10	Deferred stripping costs: The costs of waste stripping in excess of the expected pit life average stripping ratio are deferred and charged to production when the actual ratio is below the expected average ratio. The expected pit life average stripping ratio is calculated as the ratio of future anticipated waste tons to be mined, to anticipated future ore tons to be mined. This ratio is recalculated annually in light of additional knowledge and changes in estimates. The expected pit life ratio is then compared to waste associated with ore mined during the period so as to calculate the deferred stripping costs to be deferred or released for the period.

2.5.1.11	Non-mining fixed assets and depreciation: Land is shown at cost and is not depreciated. Buildings and other non-mining fixed assets are shown at cost less accumulated depreciation.

2.5.1.12	Mining assets – depreciation and amortisation: Long-lived mining assets include mining properties, mine development cost and mine plant facilities. These assets have useful economic lives which equal or exceed that of the life of the mine. Depreciation and amortisation are therefore charged over the life of the mine based on estimated ore tons contained in proven and probable reserves. Proven and probable ore reserves reflect estimated quantities of economically recoverable reserves, which can be recovered in the future from known mineral deposits. Short-lived assets which include motor vehicles, office equipment and computer equipment are depreciated over useful lives of two to five years.

2.5.1.13	Mining property evaluations: Recoverability of the long-term assets of the company, which include development costs, deferred stripping costs and undeveloped property costs, together with other current assets, is reviewed whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In determining if the asset can be recovered, the company compares the value in use amount to the carrying amount or where higher, the disposal value. If the carrying amount exceeds the value in use amount, the company will record an impairment charge in the income statement to write down the asset to the value in use amount. To determine the value in use amount, management makes its best estimate of the future cash inflows that will be obtained each year over the life of the mine and discounts the cash flow by a rate that is based on the time value of money adjusted for the risk associated with the applicable project. Management's best estimate includes only those projections which it believes are reliable, and which based upon past experience, it has the ability to accurately forecast. These estimates are subject to risks and uncertainties including future metal prices. In addition, other factors that management can control may turn out differently than that projected and could have an effect on the determination of the value in use amount. It is therefore reasonably possible that changes could occur which may affect the recoverability of the mining assets.

2.5.1.14	Rehabilitation costs: The net present value of future rehabilitation cost estimates is recognised and provided for in the financial statements and capitalised to mining assets on initial recognition. Due to the nature of mining operations, initial recognition is at the time of first production and thereafter as and when additional environmental disturbances are created. The estimates are reviewed annually and are discounted using rates that reflect the time value of money.
Annual increases in the provision consist of finance costs relating to the change in the present value of the provision and inflationary increases in the provision estimate. The present value of additional environmental disturbances created are capitalised to mining assets against an increase in the rehabilitation provision. The rehabilitation asset is amortised as noted previously. Rehabilitation projects undertaken, included in the estimates, are charged to the provision as incurred.
Environmental liabilities, other than rehabilitation costs, which relate to liabilities arising from specific events, are expensed when they are known, probable and reasonably estimable.

2.5.1.15	Provisions are recognised when the group has a present legal or constructive obligation as a result of past events where it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made.

2.5.1.16	Gold sales: Revenue arising from gold sales is recognised when the risks and rewards of ownership and title pass to the buyer under the terms of the applicable contract and the pricing is fixed and determinable.

2.5.1.17	Management and other fees are recognised when services are delivered.

2.5.1.18	Dividends received are recognised when receivable.

2.5.1.19	Interest is recognised on a time proportion basis, taking into account the principal outstanding and the effective rate over the period to maturity, when it is determined that such income will accrue to the group.

2.5.1.20	Derivatives: All derivatives are recognised on the balance sheet at their fair value, unless they meet the criteria for the normal purchases normal sales exemption.
On the date a derivative contract is entered into, the group designates the derivative for accounting purposes as either a hedge of the fair value of a recognised asset or liability (fair value hedge) or a hedge of a forecasted transaction (cash flow hedge). Certain derivative transactions, while providing a degree of economic hedges under the group's risk management policies, do not qualify for hedge accounting.
Changes in the fair value of a derivative that is highly effective, and that is designated and qualifies as a cash flow hedge, are recognised directly in equity. Amounts deferred in equity are included in the income statement in the same periods during which the hedge firm commitment or forecasted transaction affects net profit or loss.
Recognition of derivatives which meet the criteria for own use are deferred until settlement.
Changes in the fair value of derivatives that do not qualify for hedge accounting are recognised in the income statement.
The group formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives designed as hedges to specific assets and liabilities or to specific firm commitments for forecasted transactions. The group formally assesses, both at the hedge inception and at the end of each reporting period, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

2.5.1.21	Income and mining taxes: The company follows the comprehensive liability method of accounting for income and mining taxes, whereby deferred income and mining taxes are recognised for the tax consequences of timing differences, by applying current statutory tax rates to differences between financial statement amounts and the tax bases of assets and liabilities. Deferred tax assets are recognised for temporary differences which result in deductible amounts in future periods, but only to the extent it is possible that sufficient taxable profits will be available against which these differences can be utilised.
Changes in deferred tax assets and liabilities include the impact of any tax rate changes enacted during the year.

2.5.1.22	Earnings per share is computed by dividing the profit/(loss) by the weighted average number of ordinary shares in issue during the period/year. Diluted earnings per share is presented when the inclusion of potential common shares has a dilutive effect on earnings/loss per share.

2.5.1.23	Employee benefits: Pension and Provident Funds: The company contributes to a number of retirement plans on behalf of its employees all of which are defined contribution in nature. The company's contributions to these plans are charged to the income statement in the year to which they relate.
Post-Retirement Medical Benefits: The company has an obligation to provide certain medical aid benefits to certain pensioners and their dependants. A liability for these retirees and their dependants has been accrued in full based on an actuarial valuation.

	2002 R'000	2001 R'000	2000 R'000
2.5.2 Income and mining taxes
South African taxation
Current
– income and mining taxation	—	—	—
Deferred
– income and mining taxation	—	—	—
Foreign taxation	—	(1 016)	(2 511)
	—	(1 016)	2 511

South African non-mining current tax is paid on taxable income at 30%. For the years presented, no significant mining operations were concluded in South Africa. Foreign taxation consists of taxation paid by the Malian company, Somisy SA, which is based on the greater of 35% of that company's taxable income or 0,75% of gross revenue earned by that company. The operating joint venture, Morila, benefits from a five year tax holiday in Mali. No net deferred tax assets have been recognised in the periods presented for the tax losses carried forward as their recoverability is not deemed "more than likely". At 31 December 2002, the group had estimated tax losses of R125 million in South Africa.

	R'000 (Numerator)	Shares (Denominator) ('000)	Per share amount (cents)
2.5.3 Earnings/(loss) per share
(a) Earnings per share/fully diluted earnings per share
For the year ended 31 December 2002
Basic earnings per share
Shares outstanding at 1 January 2002	—	41 702	—
Weighted average number of shares issued during year	—	1 335	—
Earnings available to shareholders	385 298	43 037	895
Effect of dilutive securities
Share options issued to employees	—	409	—
Fully diluted earnings per share	385 298	43 446	887
For the year ended 31 December 2001 Basic loss per share
Shares outstanding at 1 January 2001	—	41 437	—
Weighted average number of shares issued during year	—	141	—
Loss available to shareholders	(70 052)	41 578	(168)
Effect of dilutive securities
Share options issued to employees	—	—	—
Fully diluted loss per share	(70 052)	41 578	(168)
For the year ended 31 December 2000
Basic earnings per share
Shares outstanding 1 January 2000	—	41 394	—
Weighted average number of shares issued during year	—	11	—
	19 035	41 405	46
Effect of dilutive securities
Share options issued to employees	—	116	—
Fully diluted earnings per share	19 035	41 521	46

(b)	Headline earnings/(loss) per share and fully diluted headline earnings/(loss) per share
The calculation of headline earnings/(loss) per share is derived from the consolidated net income after taxation adjusted as below, divided by the basic weighted average number of shares in issue during the year. Fully diluted headline earnings/(loss) per share includes the effect of all potential dilutive ordinary shares.

	Income/(Loss) on ordinary activities* R'000	Income tax R'000	Minority share- holders' interest R'000	Net profit/ (loss) R'000
(i) Year ended 31 December 2002
Profit	423 892	—	(38 594)	385 298
Headline profit	423 892	—	(38 594)	385 298
(ii) Year ended 31 December 2001
Loss	(14 289)	(1 016)	(54 747)	(70 052)
Headline loss	(14 289)	(1 016)	(54 747)	(70 052)
(iii) Year ended 31 December 2000
Profit	69 760	(2 511)	(48 214)	19 035
Adjust for profit on sale of interest in Morila	(867 630)	—	—	(867 630)
Headline loss	(797 870)	(2 511)	(48 214)	(848 595)

* Before taxes and minority interest.

	2002 R'000	2001 R'000	2000 R'000
2.5.4 Receivables
Trade	—	28 821	134 463
Taxes	—	41 814	17 924
Syama equipment debtors	—	32 609	—
Other	6 219	99 217	36 944
	6 219	202 452	189 331
2.5.5 Inventories
Ore stockpiles	—	15 730	7 418
Gold in-process	—	12 135	2 539
Consumable stores	—	88 856	69 927
	—	116 721	79 884
2.5.6 Restricted cash
Debt service reserve	—	53 598	—

The debt service reserve account relates to the NM Rothschild & Sons Limited debt.

	2002 R'000	2001 R'000	2000 R'000
2.5.7 Property, plant and equipment
Mine properties, mine development costs and mine plant facilities
Cost
– at beginning of year	1 700 696	965 194	1 143 966
– foreign exchange movement	(246 555)	637 230	—
– additions	27 003	159 502	645 707
– disposals	—	(61 230)	(418 398)
– write-down due to impairment	—	—	(406 081)
– movement resulting from subsidiary becoming associate	(1 481 144)	—	—
	—	1 700 696	965 194

	2002 R'000	2001 R'000	2000 R'000
Accumulated depreciation
– at beginning of year	864 874	444 647	361 769
– foreign exchange movement	(134 176)	354 846	—
– charge for year	41 947	65 381	82 878
– movement resulting from subsidiary becoming associate	(772 645)	—	—
	—	864 874	444 647
Net book value	—	835 822	520 547
Undeveloped property costs
Cost
– at beginning of year	112 260	58 453	55 431
– foreign exchange movement	(16 593)	37 802	—
– additions	—	16 005	3 022
– movement resulting from subsidiary becoming associate	(84 580)	—	—
Net book value	11 087	112 260	58 453
Non-mining fixed assets
Cost
– at beginning of year	12 455	12 274	12 274
– additions	—	245	—
– disposals	—	(64)	—
	12 455	12 455	12 274
Accumulated depreciation
– at beginning of year	8 767	8 747	8 739
– foreign exchange movement	—	—	—
– charge for year	62	20	8
	8 829	8 767	8 747
Net book value	3 626	3 688	3 527
Total net book value	14 713	951 770	582 527

	2002 R'000	2001 R'000	2000 R'000
2.5.8 Investments
Listed investments	150 028	105 482	46 763
Listed investments comprise investments in listed South African mining and exploration companies. These investments are classified as available for sale, and are accounted for at fair value.
In terms of a scrip lending agreement, listed investments with a fair value of R98,5 million have been lent out until 30 June 2003, for a fee. The company has received security cover of 1,5 times the value of the loaned shares.
2.5.9 Interest in subsidiary companies
Shares, at cost	—	—	—
Amounts due by subsidiary companies	—	—	—
	—	—	—
Less: Amounts due to subsidiary companies	—	—	—

	2002 R'000	2001 R'000	2000 R'000
	—	—	—
Under scrip lending agreement 952 481 of the group's shares in Randgold Resources Limited have been lent out until 30 June 2003, for a fee. Security cover of 1,4 times the value of the loaned shares has been received.
2.5.10 Investment in associate
Investment in Randgold Resources Limited
Opening carrying amount	213 904	—	—
Net gain on share capital movements in subsidiary/associate	98 065	—	—
Exchange losses on conversion	(101 798)	—	—
Share of post-acquisition retained income	285 627	—	—
Closing carrying amount	495 798	—	—

At the time of Randgold Resources' listing on NASDAQ in July 2002, it issued 5 million new shares to new shareholders. This resulted in Randgold & Exploration's portion of the total Randgold Resources shareholding reducing from 59% to 48%. From July 2002 Randgold Resources is therefore no consolidated as a subsidiary, but accounted for by the equity method as an associate company. Subsequent to this date profits from Randgold Resources are shown as a single line item in the consolidated financial statements.

	2002 R'000	2001 R'000	2000 R'000
2.5.11 Other long-term assets
Deferred stripping costs
– at beginning of year	28 261	2 791	—
– additions during year	27 581	25 470	2 791
– movement resulting from subsidiary becoming associate	(55 842)	—	—
	—	28 261	2 791
Other investments	159	159	—
	159	28 420	2 791
2.5.12 Accounts payable and accrued liabilities
Trade	—	51 083	51 098
Payroll and other compensation	730	1 581	4 702
Other	16 702	90 583	80 505
Related party payables	40 555	35 429	24 467
ABSA loan	31 304	72 318	—
Short-term portion of long-term loans	—	134 463	456 527
	89 291	385 457	617 299

The related party payables are in respect of a loan from Consolidated Mining Management Services Limited of R32,2 million (2001: R283,0 million) and restructuring cost incurred on behalf of the group by Western Areas Limited of R8,3 million (2001: R7,1 million).

In September 2001, a R70 million loan was obtained from ABSA Bank. The loan carries interest at the prime overdraft rate. At year-end the outstanding capital amount on the loan amounted to R30 million, secured by 7 360 000 Randgold Resources shares. On 31 March 2003 a further R10 million was repaid on the loan. The balance of R20 million is repayable by 30 September 2003.

2.5.13	Provision for post-retirement benefits

The company pays post-retirement medical benefits for certain retirees of the previously listed Rand Mines Group. In 2001 an additional R25 million was provided in this regard.

The company has accrued in full for their post-retirement medical cost obligations based on the latest calculations by independent actuaries which include appropriate mortality tables and assuming long-term estimates of increases in medical costs and appropriate discount rates. The principal assumptions were a medical cost inflation of 10% and a valuation interest rate of 11,5%.

The movement in the provision for the year was:

	2002 R'000	2001 R'000	2000 R'000
Opening balance	53 077	27 348	—
Less: Utilised during year	(3 237)	(5 060)	—
Provided during year	2 160	30 789	—
Closing balance	52 000	53 077	—

	2002 R'000	2001 R'000	2000 R'000
2.5.14 Long-term loans
BRGM (a)	—	8 709	5 451
Syndicated term loan and revolving facility (b)	—	395 340	—
Morila project loan (c)	—	315 937	259 030
Finance lease (d)	—	99 099	48 436
Convertible bonds (e)	—	—	364 008
Syama project loan (f)	—	—	113 752
	—	819 085	790 677
Less: Short-term portion included in current liabilities	—	(134 464)	(456 527)
	—	684 621	334 150

Long-term loans are all in respect of the Randgold Resources group. During the year, Randgold Resources, which previously was a subsidiary, became an associate and at 31 December 2002, its long-term loans were therefore not disclosed as such on the balance sheet. The relevant details relating to the loans as at the end of the comparative year, 31 December 2001, are:

(a)	BRGM

The Bureau de Recherches Géologiques et Minières ("BRGM") loan is unsecured and bears interest at the base rate of the Central Bank of West African States plus 2%. The loan is repayable from cash flows resulting from the Loulo project after repayment of other loans.

(b)	Syndicated term loan and revolving facility

NM Rothschild & Sons Limited acted as agent for a consortium of banks comprising a syndicated loan facility of US$25 million and a revolving credit facility of US$10 million.

(c)	Morila project plan

The Morila project loan is repayable in six monthly instalments over five years commencing 30 June 2001. It bears interest at US three month LIBOR plus 2% per annum and is secured over the assets of the Morila project. It is non-recourse to Randgold Resources Limited.

(d)	Finance lease

Morila finance lease relates to five generators leased from Rolls-Royce for Morila. The lease is repayable over ten years commencing 1 April 2001 and bears interest at a variable rate which was as at 31 December 2002 approximately 15,5% per annum. The lease is collateralised by plant and equipment, whose net book value at 31 December 2002 amounted to US$8,1 million (2001: US$6,4 million).

(e)	Convertible bonds

The secured guaranteed convertible bonds of US$48 million were repaid on 28 September 2001.

(f)	Syama project loan

The International Finance Corporation acted as agent for a consortium of banks for the Syama project loan which carried interest at US three-month LIBOR plus 3% and was repaid in full in July 2001.

	2002 R'000	2001 R'000	2000 R'000
Repayment of the long-term loans at 31 December is as follows:
Not later than one year	—	134 464	456 527
Later than one year and not later than five years	—	623 991	304 453
Later than five years	—	60 630	29 697
	—	819 085	790 677
2.5.15 Provision for environmental rehabilitation
Accrued rehabilitation costs	—	51 993	27 422

During the year, Randgold Resources, which previously was a subsidiary, became an associate and at 31 December 2002, its rehabilitation liabilities are therefore not disclosed as such on the balance sheet.

The provisions for close down and restoration costs, at 31 December 2001, relate to the Randgold Resources' operations in Mali and include estimates for the effect of future inflation and have been discounted to their present value at 6% per annum, being an estimate of the risk free pre-tax, cost of borrowing.

	Notes	2002 R'000	2001 R'000	2000 R'000
2.5.16 Loans from outside shareholders in subsidiaries
Somisy	2.5.16.1
— principal amount			85 405	54 063
Government of Mali
— principal amount		—	52 053	32 950
		—	137 458	87 013
IFC
— deferred interest		—	62 285	37 652
Government of Mali
— deferred interest		—	38 588	23 327
		—	238 331	147 992
Somilo	2.5.16.2
Government of Mali
— principal amount		—	5 223	3 306
— deferred interest		—	15 490	7 826
Loan source SIAS		—	—	9 669
		—	20 713	20 801
		—	259 044	168 793

Loans from outside shareholders in subsidiaries are all in respect of the Randgold Resources group. During the year, Randgold Resources, which previously was a subsidiary, became an associate and at 31 December 2002, its loans from outside shareholders in subsidiaries were therefore not disclosed as such on the balance sheet. The relevant details relating to the loans as at the end of the comparative year, 31 December 2001, are:

2.5.16.1	Somisy (US$ loans)
The loans to Somisy are unsecured and the principal portion is repayable in full on 15 December 2003, provided there is "net cash available" as defined in the loan agreement of Somisy.
The original terms of the loan provide for interest, payable monthly, at an average three-month US$ LIBOR plus 2%.

All or part of the interest due could be deferred if "net cash available" was insufficient to pay in full. Deferred interest also incurred interest at the stated rate. To date no interest has been paid. Interest has been waived by mutual agreement between the parties as of May 2001 due to the suspended status of the operation.

2.5.16.2	Somilo (US$ loans)

The Government of Mali loan to Somilo is uncollateralised and bears interest at the base rate of the Central Bank of West African States plus 2%. The loan is repayable from cash flows of the Loulo mine after repayment of all other loans.

2.5.16.3	Other

Losses of Somisy and Somilo have been attributed to the minority shareholders, as their loans are not repayable until there is "net available cash". In the event of a liquidation of Somisy or Somilo, the shareholders' loans and deferred interest are not guaranteed.

	Notes	2002 R'000	2001 R'000	2000 R'000
2.5.17 Liabilities on financial instruments
— Mark to market of speculative financial instruments at year-end	2.5.17.1	—	8 470	18 324
— Financial instruments liability/(asset)	2.5.17.2	—	20 905	(18 096)
— Deferred gain relating to restructuring of hedge book	2.5.17.3	—	—	10 882
		—	29 375	11 110

At 31 December 2002, Randgold Resources is disclosed as an associate and its liabilities on financial instruments are therefore not disclosed as such on the balance sheet. The relevant details relating to its liabilities on financial instruments at the end of the comparative year, 31 December 2001, are:

2.5.17.1	This reflects the mark to market adjustment on those derivative instruments which do not, under the group's accounting policy, qualify for hedge accounting. These derivative instruments are further detailed in note 2.5.21.

2.5.17.2	The financial instruments liability relates to derivative instruments which qualify for hedge accounting. These derivative instruments are further detailed in Note 2.5.21.

2.5.17.3	The deferred gain relating to the close out of a portion of the Syama hedge book which was deferred and realised over the original production profile of the mine.

2.5.18	Employee benefit plans

2.5.18.1	Employee Share Option Scheme

Activities of the Employee Share Option Scheme are included in the Directors' report. At 31 December 2002, in terms of the vesting period set out in the Employee Share Option Scheme, 1 394 909 of the granted shares were exercisable.

2.5.18.2	Pension and provident funds

The group contributes to several defined contribution provident funds. The provident funds are funded on the "money accumulative basis" with the members' and the company contributions having been fixed in the constitutions of the funds.

All the group employees are covered by the abovementioned retirement benefit plans other than those directly employed by Somisy and Morila. Retirement benefits for employees of Somisy and Morila are provided by the Mali state social security system to which the company and employees contribute a fixed percentage for payroll costs each month. Fund contributions by the company for the years ended 31 December 2002 and 31 December 2001 amounted to R2,5 million and R3,6 million, respectively.

2.5.19	Additional cash flow information

Reduction of interest in Randgold Resources Limited

At the time of Randgold Resources' listing on NASDAQ in July 2002, it issued 5 million new shares to new shareholders. This resulted in Randgold & Exploration's portion of the total Randgold Resources' shareholding reducing from 59% to 48%. From July 2002, Randgold Resources is therefore not consolidated as a subsidiary, but accounted for by the equity method as an associate company. The book value of the group's share of the assets and liabilities at the time of the change in status was as follows:

31 December 2002 R'000
Property, plant and equipment	793 079
Other long-term assets	50 258
Current assets	399 232
Long-term liabilities and minority interest	(1 028 665)
Net book value of interest in subsidiary before share issue	213 904
Net book value of interest in associate after share issue	311 969
Cash proceeds received	—
Dilution gain on reduction of interest in subsidiary/associate (Note 2.5.10)	98 065
Currency translation differences: dilution of subsidiary/associate	28 328
Total gain on reduction of interest in subsidiary/associate	126 393
Cash proceeds received on reduction of interest in subsidiary/associate	—
Net cash on subsidiary becoming associate	(92 821)
Net cash reduction	(92 821)

2.5.20    Fair value and risks of financial instruments

The group's financial instruments are set out in Note 2.5.21.
In the normal course of its operations the group is exposed to commodity price, currency, interest, liquidity and credit risk. In order to manage these risks, the group may make use of financial instruments. They include mainly gold forward sales and gold price option contracts.
Concentration of credit risk of financial instrument assets
The group's cash and cash equivalents and receivables do not represent a concentration for credit risk because the group deals with a variety of major banks and reputable refineries and its debtors and loans are regularly monitored. An adequate level of provision is maintained.
Gold bullion, the group's principal product, is produced in Mali. The gold produced is sold to reputable gold refineries. Because of the international market for gold, the group believes that no concentration of credit risk exists with respect to the selected refineries to which the gold is sold.
Foreign currency and commodity price risk
In the normal course of business, the group enters into transactions denominated in foreign currencies (primarily US$). In addition, the group has investments and liabilities in a number of different currencies (primarily US$). As a result, the group is subject to transaction and translation exposure from fluctuations in foreign currency exchange rates. The group does not currently hedge its exposure to foreign currency exchange rates for purchases.

Generally the group does not hedge its exposure to gold price fluctuation risk and sells at market spot prices. These prices are in US dollars and do not expose the group to any currency fluctuation risk. However, during periods of capital expenditure or loan finance, the group secures a floor price through simple forward contracts and options whilst maintaining significant exposure to spot prices.
Interest rates and liquidity risks
Fluctuations in interest rates impact on the value of income received from short-term cash investments and interest payments relating to borrowings giving rise to interest rate risk.

In the ordinary course of business, the group receives cash from its operations and is required to fund working capital and capital expenditure requirements. This cash is managed to ensure surplus funds are invested in a manner to achieve maximum returns while minimising risks. In addition, the group has been able to actively source financing through public offerings of Randgold Resources' shares, shareholders' loans, third party loans and the sale of investments.

2.5.21    Fair value of financial instruments

The following table represents the carrying amounts and fair values of the group's financial instruments outstanding at 31 December 2002 and 31 December 2001. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

	31 December 2002		31 December 2001		31 December 2000
	Carrying amount R'000	Fair value R'000	Carrying amount R'000	Fair value R'000	Carrying amount R'000	Fair value R'000
Financial assets
Cash and cash equivalents	22 003	22 003	88 937	88 937	486 074	486 074
Restricted cash	—	—	53 598	53 598	—	—
Receivables	6 219	6 219	202 452	202 452	189 331	189 331
Investments	150 028	150 028	105 482	105 482	46 763	46 763
Other non-current assets (excluding deferred stripping costs)	159	159	159	159	1 566	1 566
Financial liabilities
Accounts payable	89 291	89 291	385 457	385 457	617 299	617 299
Bank overdrafts	—	—	20 463	20 463	14 158	14 158
Long-term loans (excluding loans from outside shareholders)	—	—	684 621	684 621	334 150	334 150

All financial instruments at 31 December 2002 were in respect of Randgold Resources. Due to the change of its status during 2002, from a subsidiary to an associate, no disclosure of its financial instruments is given for the 2002 year.

Due to the change of its status during 2002, from a subsidiary to an associate, no disclosure of its financial instruments is given for the 2002 year.

	Hedging instruments				Unmatched instruments
	Puts purchased		Forward sales		Purchased calls		Calls sold
Maturity dates	Ounces	US$/oz	Ounces	US$/oz	Ounces	US$/oz	Ounces	US$/oz
At 31 December 2001:
Morila (attributable portion)
31 December 2002	24 000	275	67 296	275	23 822	340	24 000	310
31 December 2003	—	—	60 576	275	21 446	350	—	—
31 December 2004	—	—	51 936	275	18 384	360	—	—
Syama
31 December 2004	—	—	—	—	—	—	148 500	353
At 31 December 2000:
Morila (attributable portion)
31 December 2001	—	—	100 180	275	35 462	330	—	—
31 December 2002	24 000	275	67 296	275	23 822	340	24 000	310
31 December 2003	—	—	60 576	275	21 446	350	—	—
31 December 2004	—	—	51 936	275	18 384	360	—	—
Syama
31 December 2001	123 000	290	—	—	—	—	123 000	330
31 December 2004	—	—	—	—	—	—	148 500	353

The total value of the above financial instruments as at 31 December 2001 was an unrecognised loss of R30 million.

Estimation of fair values

Receivables, accounts payable, bank overdrafts, cash and cash equivalents

The carrying amounts are a reasonable estimate of the fair values because of the short maturity of such instruments.

Investment and other non-current assets

The fair value of publicly traded instruments is based on quoted market prices. All other instruments have been valued by the directors using cash flow analyses.

Long-term debt

The fair value of market based floating rate long-term debt is estimated using the expected future payments discounted at market interest rates. No fair value has been attributed to the loans from outside shareholders in subsidiaries since, due to the uncertainty of their repayment, a fair value is not determinable.

Gold price forward and option contracts

The fair value of gold price forwards and option contracts has been determined by reference to quoted market rates at year end balance sheet dates.

2.5.22	Geographical and segmental information

The group is primarily involved in gold mining and exploration interests. Activities are conducted and investments held both inside and outside of South Africa. An analysis of the group's business segments, excluding inter-group transactions, is set out below. In January 2001, the company announced suspension of mining activities at Syama and put the mine on case and maintenance. Processing of stockpiles continued until early December 2001, when the operation was placed on full care and maintenance. Syama's results are disclosed separately as a discontinued operation as reflected in the table below:

	Syama mine* (Mali) R'000	Group's 40% share of Morila mine (Mali) R'000	Corporate exploration and other (West Africa) R'000	Corporate exploration and other (South Africa) R'000	Total R'000
Year ended 31 December 2002
On an equity accounted basis
Profit and loss
Gold sales	—	404 064	—	—	404 064
Total cash costs	—	(143 315)	—	(11 284)	(154 599)
Cash profit/(loss)	—	260 749	—	(11 284)	249 465
Interest expense	—	(12 422)	(10 355)	(17 362)	(40 139)
Dividends and interest received	—	603	207	2 956	3 766
Depreciation and amortisation	—	(33 280)	(8 667)	(62)	(42 009)
Profit/(Loss) on financial instruments	(11 924)	(1 110)	—	—	(13 034)
Loss on sale of investments	—	—	—	(1 493)	(1 493)
Exploration and corporate expenditure	—	(2 095)	(61 026)	—	(63 121)
Other (expenditure)/income	(15 523)	(11 134)	6 780	64 707	44 830
Profit/(Loss) before tax and minority interest	(27 447)	201 311	(73 061)	37 462	138 265
Equity income from associate	(13 686)	346 059	(46 746)	—	285 627
Tax and minority interest	11 323	(83 048)	33 131	—	(38 594)
Net profit/(loss)	(29 810)	464 322	(86 676)	37 462	385 298
Capital expenditure	—	29 260	—	—	29 260
Total assets	—	—	—	688 920	688 920
Total external liabilities	—	—	—	141 291	141 291
Ounces sold (to June 2002)	—	119 649	—	—	119 649
* Discontinued operation.
Randgold Resources' portion of Morila's production for the 2002 year amounted to 421 126 ounces.
Year ended 31 December 2002
On a fully consolidated basis (pro forma)†
Profit and loss
Gold sales	—	1 369 476	—	—	1 369 476
Total cash costs	—	(326 475)	—	(11 284)	(337 759)
Cash profit/(loss)	—	1 043 001	—	(11 284)	1 031 717
Interest expense	—	(24 705)	(14 347)	(17 362)	(56 414)
Dividends and interest received	—	2 031	301	2 956	5 288
Depreciation and amortisation	—	(74 687)	(17 341)	(62)	(92 090)
Profit/(Loss) on financial instruments	(8 060)	4 461	—	—	(3 599)
Loss on sale of investments	—	—	—	(1 493)	(1 493)
Exploration and corporate expenditure	—	(5 924)	(165 067)	—	(170 991)
Other (expenditure)/income	(51 612)	(15 065)	13 350	64 707	11 380
Profit/(Loss) before tax and minority interest	(59 672)	929 112	(183 104)	37 462	723 798
Tax and minority interest	29 862	(464 790)	96 428	—	(338 500)
Net profit/(loss)	(29 810)	464 322	(86 676)	37 462	385 298

† Pro forma: If Randgold Resources had been consolidated for the full year.

	Syama mine* (Mali) R'000	Group's 40% share of Morila mine (Mali) R'000	Corporate exploration and other (West Africa) R'000	Corporate exploration and other (South Africa) R'000	Total R'000
Year ended 31 December 2001
Profit and loss
Gold sales	140 979	568 461	—	—	709 440
Total cash costs	(221 359)	(218 013)	—	(10 433)	(449 805)
Cash profit/(loss)	(80 380)	350 448	—	(10 433)	259 635
Interest expense	(8 571)	(19 343)	(6 635)	(37 794)	(72 343)
Dividends and interest received	—	1 976	16 667	281	18 924
Provision for post-retirement benefits	—	—	—	(25 000)	(25 000)
Depreciation and amortisation	—	(62 783)	(2 598)	(1 427)	(66 808)
Profit/(Loss) on financial instruments	88 814	(2 488)	—	—	86 326
Loss on sale of investments	—	—	—	(11 386)	(11 386)
Exploration expenditure	—	601	(82 700)	—	(82 099)
Other (expenditure)/income	(54 292)	(3 287)	10 663	(74 622)	(121 538)
(Loss)/Profit before tax and minority interest	(54 429)	265 124	(64 603)	(160 381)	(14 289)
Tax and minority interest	2 356	—	(58 119)	—	(55 763)
Net (loss)/profit	(52 073)	265 124	(122 722)	(160 381)	(70 052)
Capital expenditure	33 603	117 344	16 556	245	167 748
Total assets	170 667	1 070 161	173 639	132 895	1 547 380
Total external liabilities	158 303	488 425	660 588	176 714	1 484 030
Ounces sold	60 953	252 660	—	—	313 613
* Discontinued operation.
Year ended 31 December 2000
Profit and loss
Gold sales	343 499	107 206	—	—	450 705
Total cash costs	(402 119)	(35 238)	(1 742)	(7 216)	(455 315)
Cash profit/(loss)	(58 620)	71 968	(10 742)	(7 216)	(4 610)
Interest expense	(22 844)	(9 143)	(66 629)	(27 863)	(126 479)
Dividends and interest received	—	—	16 261	1 405	17 666
Write-down due to impairment	541 852	—	—	—	(541 852)
Depreciation and amortisation	(79 450)	(6 812)	—	1 267	(84 995)
Profit/(Loss) on financial instruments	—	—	25 452	—	25 452
Profit on sale of interest in Morila	—	—	867 630	—	867 630
Loss on sale of investments	—	—	—	(23 845)	(23 845)
Exploration expenditure	—	—	(106 696)	—	(106 696)
Other (expenditure)/income	36 577	(22)	31 894	(20 960)	47 489
(Loss)/Profit before tax and minority interest	(666 189)	55 991	75 170	(77 212)	69 760
Tax and minority interest	8 889	—	(59 611)	(3)	(50 725)
Net (loss)/profit	(657 300)	55 991	697 559	(77 215)	19 035
Capital expenditure	44 113	604 616	—	—	648 729
Total assets	220 346	530 671	561 596	76 323	1 388 936
Total external liabilities	212 240	358 365	30 850	617 920	1 219 375
Ounces sold (to June 2002)	168 812	56 646	—	—	225 458

* Discontinued operation.

	2002 R'000	2001 R'000	2000 R'000
2.5.23 Profit/(Loss) on ordinary activities before taxes and minority interest
Profit/(Loss) on ordinary activities before taxes and minority interest is stated after charging/crediting:
Operating lease charges
— building	55	51	41
Auditors' remuneration
— audit fees	673	768	445
Staff costs	44 773	63 960
Average number of employees	281	741
In terms of a services agreement entered into with Randgold Resources, Randgold & Exploration provides certain technical and administrative services to Randgold Resources. This is done on a cost plus mark-up basis, and the net income for 2002 was R1 141 000.
2.5.24 Commitments and contingent liabilities
Capital expenditure commitments:
— Contracts for capital expenditure	—	1 797	58 052
Authorised by the directors but not contracted for	—	18 413	51 780
	—	20 210	109 832

2.5.25	Post-balance sheet event

On 13 June 2003, the group disposed of 1 million of its shares in Randgold Resources at an average price of 9,60 Pounds Sterling per share. This transaction, together with earlier share options exercised, reduced the stake in the company from 48% at year-end to 43% at the date of this report.

3.    Randgold & Exploration's Interim Results for the 6 Months Ended 30 June 2003

3.1   Consolidated income statements

	Unaudited Six months ended 30 June 2003 R'000	Unaudited Six months ended 30 June 2002 R'000	Audited 12 months ended 31 December 2002 R'000
Revenue
Gold sales	—	404 064	404 064
Cost and expenses
Cash operating costs	—	(119 081)	(127 379)
Royalties	—	(27 220)	(27 220)
Total cash costs	—	(146 301)	(154 599)
Operating profit from mining activities	—	257 763	249 465
Dividends and interest received	1 571	1 701	3 766
Interest expense	(5 673)	(33 303)	(40 139)
Depreciation and amortisation	(76)	(41 947)	(42 009)
Exploration and corporate expenditure	(11 052)	(69 702)	(63 121)
Profit/(Loss) on sale of investments	3 142	(2 096)	(1 493)
Other	4 468	(28 206)	31 796
Income/(Loss) on ordinary activities	(7 620)	84 210	138 265
Share of pre-tax income from associate	126 471	—	285 627
Income on ordinary activities before taxes and minority interest	118 851	84 210	423 892
Income and mining taxes	—	—	—
Income on ordinary activities before minority interest	118 851	84 210	423 892
Minority interest	—	(39 201)	(38 594)
Headline earnings for period	118 851	45 009	385 298
Profit on the sale of shares in Randgold Resources	81 771	—	—
Net income for period	200 622	45 009	385 298
Ordinary shares in issue ('000)	44 354	43 334	41 702
Earnings per share (cents)	452	104	895
Fully diluted earnings per share (cents)	450	101	887
Headline earnings per share (cents)	268	104	895
Fully diluted headline earnings per share (cents)	267	101	887

3.2   Consolidated cash flow statements

	Unaudited Six months ended 30 June 2003 R'000	Unaudited Six months ended 30 June 2002 R'000	Audited 12 months ended 31 December 2002 R'000
Net cash provided by/(utilised in) operations	(12 142)	51 978	73 476
Net cash provided by/(utilised in) investing activities	141 628	15 890	(74 554)
Net cash (utilised in)/provided by financing activities	(54 312)	(68 847)	(98 991)
Net (decrease)/increase in cash and cash equivalents	75 174	(979)	(100 069)
Cash and cash equivalents at beginning of period	22 003	122 072	122 072
Cash and cash equivalents at end of period	97 177	121 093	22 003

3.3   Consolidated balance sheets

	Unaudited at 30 June 2003 R'000	Unaudited at 30 June 2002 R'000	Audited at 31 December 2002 R'000
ASSETS
Current assets
Cash and cash equivalents	97 177	142 310	22 003
Receivables	9 540	182 638	6 219
Inventories	—	111 684	—
Total current assets	106 717	436 632	28 222
Property, plant, equipment and other long-term assets	15 184	861 074	14 872
Investments	85 380	175 341	150 028
Investments in associate	521 744	—	495 798
Total assets	729 025	1 473 047	688 920
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	21 882	382 014	89 291
Bank overdraft	—	21 217	—
Total current liabilities	21 882	403 231	89 291
Long-term liabilities
Provision for post-retirement benefits	52 000	53 077	52 000
Long-term loans	—	530 804	—
Provision for rehabilitation	—	46 499	—
Loans from outside shareholders	—	226 439	—
Total long-term liabilities	52 000	856 819	52 000
Total liabilities	73 882	1 260 050	141 291
Shareholders' equity
Share capital	448	433	437
Share premium	307 094	288 811	292 929
Other reserves	549 264	717 054	656 548
Accumulated losses	(201 663)	(742 575)	(402 285)
Total shareholders' equity	655 143	263 723	547 629
Minority interest	—	(50 726)	—
Total liabilities and shareholders' equity	729 025	1 473 047	688 920

3.4   Movement in shareholders' equity

	Unaudited Six months ended 30 June 2003 R'000	Unaudited Six months ended 30 June 2002 R'000	Audited 12 months ended 31 December 2002 R'000
Balance at beginning of period	547 629	164 072	164 072
Share options exercised	12 176	17 251	21 373
Other reserves	(107 284)	37 391	(23 114)
Net income for period	200 622	45 009	285 298
Closing balance	655 143	263 723	547 629

3.5   Net asset fair value

	Units held R'000	Price per share R'000	Percentage held	Market value 30 June 2003 R'000
Listed investments
Durban Roodepoort Deep, Limited	3 521 513	19,30	2,0	67 965
Western Areas Limited	107 755	36,25	0,1	3 906
JCI Limited	18 848 838	0,66	1,4	12 440
Kelgran Limited	2 321 115	0,46	2,7	1 068
Randgold Resources	12 312 480	126,64	42,9	1 599 253
				1 644 632
Other assets				152 645
Liabilities				(73 882)
Net assets				1 723 395
Shares in issue ('000)				44 354
Net asset value per share (cents)				3 886

3.6   Segmental analysis of the net profit/(loss)

	Randgold Resources Limited	Minrico Limited	Randgold & Exploration Corporate	Total
For the six months ended 30 June 2003
Gold sales	—	—	—	—
Total cash cost	—	—	—	—
Cash profit	—	—	—	—
Net interest	—	—	(4 102)	(4 102)
Depreciation	—	(26)	(50)	(76)
Profit on sale of investment	—	—	84 913	84 913
Exploration and corporate expenditure	—	(878)	(10 174)	(11 052)
Other	—	231	4 237	4 468
Profit/(Loss) before tax, equity income and minority interest	—	(673)	74 824	74 151
Equity income from associate	126 471	—	—	126 471
Tax and minority interest	—	—	—	—
Net profit/(loss)	126 471	(673)	74 824	200 622
For the six months ended 30 June 2002
Gold sales	404 064	—	—	404 064
Total cash cost	(146 301)	—	—	(146 301)
Cash profit	257 763	—	—	257 763
Interest	(21 966)	—	(9 636)	(31 602)
Depreciation	(41 947)	—	—	(41 947)
Loss on sale of investment	—	—	(2 096)	(2 096)
Exploration and corporate expenditure	(63 121)	(282)	(6 299)	(69 702)
Other	(34 118)	389	5 523	(28 206)
Profit/(Loss) before tax and minority interest	96 611	107	(12 508)	84 210
Equity income from associate	—	—	—	—
Tax and minority interest	(39 201)	—	—	(39 201)
Net profit/(loss)	57 410	107	(12 508)	45 009

COMMENTS

In June 2003 the Group disposed of 1 million of its shares in Randgold Resources receiving R126 million. This transaction reduced the stake in that company to 42,9%.

The proceeds from the sale of the shares were used to repay loans including the amount of R34,9 million owing to Consolidated Mining Management Services Limited as well as the balance of R20,0 million in respect of the ABSA loan.

During the period under review  our joint venture with Rio Tinto Mining and Exploration  exploring a total of 730 000 hectares in the Limpopo Province for diamonds  progressed well  with some interesting new targets being identified. The joint venture with Pan Palladium for platinum group metals in the northern limb of the bushveld has progressed to drilling. Our joint venture agreement with Eurasia Mining Plc over the Doornbosch platinum property in the eastern limb of the bushveld complex is awaiting the issue of a prospecting permit to enable drilling to commence.

On 28 July 2003, Randgold & Exploration announced a strategic empowerment partnership with Phikoloso Mining (Pty) Ltd ("Phikoloso"). Randgold & Exploration issued 8,8 million new ordinary shares (16,4% of Randgold & Exploration's enlarged issued share capital) to Phikoloso in exchange for the total issued share capital and all the shareholders claims on loan accounts against Viking Pony Properties 359 (Pty) Ltd ("VPP"). VPP holds 0,2 million Anglo Platinum shares, 0,3 million Harmony Gold shares and 7,3 million Afrikander Lease shares, as well as approximately 75% of Kabusha Mining and Finance, which holds 23,0 million shares in Afrikander Lease. This transaction forms the foundation from which Randgold & Exploration will drive the development of a new South African mining company.

FINANCIAL REVIEW

The results for the six months ended 30 June 2003 have been prepared in terms of South African Statements of Generally Accepted Accounting Practice and in accordance with the Group's accounting policies which are consistent with that of the previous year.

As previously advised, the decrease in the Group's holding in Randgold Resources resulted in a change in accounting for the interest from a subsidiary to an investment in associate. Therefore, there is no operating profit from mining activities for the six months ended 30 June 2003 compared to R258 million for the corresponding six months in 2002. The Group's portion of the net profit from Randgold Resources for the first six months ended 30 June 2003 amounted to R126,5 million.

After corporate and exploration costs, depreciation charges, interest paid, income from associate and minority interest, the Group's net income for the six months ended 30 June 2003 was R200,6 million (six months ended 30 June 2002: R45,0 million). The increase in profitability is largely due to an improved performance at Morila, a higher gold price and profits from the sale of a portion of the Group's holding in Randgold Resources.

The interest expense for the first six months of 2003, amounting to R5,7 million, is substantially lower than the same period in 2002 due to lower debt levels. Depreciation and amortisation, as well as exploration and corporate expenditure are materially lower than the previous year due to the exclusion of the Randgold Resources costs from these line items.

The profit on the sale of investments relates primarily to the sale of 1 million shares in Randgold Resources during June 2003. Portions of the investments in JCI, JCI Debentures and Western Areas have also been disposed of during the six-month period.

The consolidated balance sheet reflects a continuous improvement in the Group's financial health over the last six months, with a significant increase in cash, as well as a reduction in debt.

PROSPECTS

Randgold & Exploration is re-establishing itself as a new South African mining company and to this end intends to focus on new mining opportunities, both internally generated and with the aim of participating in the transformation taking place in the South African mining industry. The Group's pursuit of new growth opportunities will include our ongoing joint venture and exploration activities, due diligence reviews, together with the prospects that our empowerment partnership will provide.

R A R Kebble
Chairman

Johannesburg
12 August 2003

SUPPLEMENTARY INFORMATION: PART 4

TRADING HISTORY OF RANDGOLD & EXPLORATION SHARES ON THE JSE

Set out below are the highest, lowest and closing market prices and volumes traded of Randgold & Exploration shares on the JSE:

—	quarterly for the eight quarters ended 31 December 2002;

—	monthly from January 2003 to August 2003; and

—	for each trading day during the thirty-day period ended on the last practicable date.

	High (cents)	Low (cents)	Close (cents)	Volume (shares)

Quarterly data
2001: March	556	546	551	10 870
June	819	800	810	52 652
September	893	869	889	32 600
December	861	845	858	36 571
2002: March	1 360	1 314	1 339	61 615
June	1 792	1 707	1 740	206 099
September	1 791	1 680	1 739	64 880
December	1 874	1 792	1 825	111 346
Monthly data
2003: January	3 331	3 142	3 269	371 918
February	3 328	3 187	3 252	175 308
March	2 704	2 555	2 626	64 584
April	2 904	2 786	2 842	112 230
May	3 415	3 292	3 357	126 333
June	3 350	3 226	3 298	126 171
July	3 035	2 927	3 001	105 378
August	3 174	3 059	3 135	191 846
Daily data
2003: 25 August	3 300	3 220	3 275	42 162
26 August	3 250	3 150	3 230	136 422
27 August	3 330	3 180	3 310	480 200
28 August	3 450	3 200	3 444	177 709
29 August	3 500	3 370	3 450	662 710
1 September	3 450	3 400	3 410	64 604
2 September	3 450	3 220	3 340	1 166 813
3 September	3 340	3 200	3 200	16 048
4 September	3 150	3 040	3 110	31 794
5 September	3 340	3 110	3 340	1 261 549
8 September	3 335	3 300	3 300	1 340
9 September	3 420	3 300	3 390	141 017
10 September	3 375	3 200	3 250	92 585
11 September	3 250	3 250	3 250	4 730
12 September	3 300	3 250	3 300	133 311
15 September	3 300	3 250	3 300	47 452
16 September	3 290	3 215	3 250	40 478

	High (cents)	Low (cents)	Close (cents)	Volume (shares)
17 September	3 200	3 185	3 185	161 764
18 September	3 280	3 100	3 100	118 471
19 September	3 450	3 145	3 450	132 412
22 September	3 610	3 450	3 450	180 310
23 September	3 455	3 390	3 444	146 490
25 September	3 520	3 385	3 385	115 675

SUPPLEMENTARY INFORMATION: PART 5

LETTER OF FAIR AND REASONABLE OPINION ON THE SCHEME
AND THE SUBSTITUTE OFFER

"The Board of Directors
Free State Development and Investment Corporation Limited
3rd Floor
28 Harrison Street
Johannesburg
2001

15 September 2003

Dear Sirs

INDEPENDENT ADVICE TO THE DIRECTORS OF FREE STATE DEVELOPMENT AND INVESTMENT CORPORATION LIMITED ("FSD") IN RESPECT OF THE SCHEME OF ARRANGEMENT PROPOSED BY RANDGOLD & EXPLORATION COMPANY LIMITED ("RANDGOLD & EXPLORATION") BETWEEN FSD AND ITS SHAREHOLDERS, OTHER THAN JCI LIMITED ("JCI") ("SCHEME MEMBERS")

The definitions outlined in the Definitions and interpretations section included as pages 6 to 8 in the document to FSD shareholders (to be dated on or about 2 October 2003), to which this report relates and of which this report forms part, have been used mutatis mutandis throughout this report.

INTRODUCTION

In terms of Rule 3.1 of the Securities Regulation Code, NewFound Capital (Pty) Limited ("NewFound") has been appointed to advise the board of directors of FSD as to whether the consideration to be received by scheme members under the terms of the scheme is fair and reasonable to scheme members. The scheme will have the effect of scheme members receiving 12,5 Randgold & Exploration shares for every 100 FSD shares held ("the scheme consideration").

Should the scheme not become operative for any reason, Randgold & Exploration will, subject to the fulfilment of certain further conditions precedent, be deemed to have made a substitute offer to FSD shareholders. The substitute offer consideration is equivalent to the scheme consideration, and for purposes of this letter shareholders should interpret the use of "scheme consideration" and "scheme members" to be synonymous with "substitute offer consideration" and "offerees".

Full details of the scheme and the substitute offer are contained in the documents to be despatched to scheme members on or about 2 October 2003 of which this letter forms part ("the scheme documents").

DEFINITION OF FAIR AND REASONABLE

A scheme consideration is generally fair and reasonable if it is equal to or greater than the fair value of the scheme shares being acquired. Fairness is primarily based on quantitative issues and reasonableness on qualitative considerations surrounding the transaction. Even though the scheme consideration may be lower than the underlying fair value price, the scheme consideration may nevertheless be considered fair and reasonable in certain circumstances after considering other significant factors.

This fair and reasonable opinion does not purport to cater for individual shareholder positions but rather the general body of shareholders.

Should any scheme member be in doubt he should consult an independent adviser.

UNDERLYING ASSETS OF FSD

The underlying assets of FSD consist of:

1.	A loan to JCI which at 31 March 2003 amounted to R55,8 million. The loan bears interest at the prime overdraft rate and is secured by a pledge of listed securities with a market value at 31 March 2003 of R45,6 million.

2.	A portfolio of mineral and participative rights which are held as trading stock, certain of which are the subject of prospecting agreements with other mining companies.

SOURCES OF INFORMATION

In the course of its analysis, NewFound relied upon financial and other information including prospective financial information, obtained from the Company's management and from various public, financial and industry sources. Our conclusion is dependent on such information being complete and accurate in all material respects.

The principal sources of information used in formulating our opinion regarding the scheme, include:

-	the audited annual financial statements of FSD for the three years ended 31 March 2003;
-	the audited financial statements of Randgold & Exploration for the three years ended 31 December 2002 and its interim results for the six months ended 30 June 2003;
-	prevailing regulatory and market conditions affecting the business of FSD, particularly the Mineral and Petroleum Resources Development Act (Act 28 of 2002), as amended ("the Minerals Act") and the Charter for the South African Mining Industry ("the Charter");
-	an inventory and location maps of FSD's mineral and participative rights;
-	information made available by and the assumptions of the management of FSD and Randgold & Exploration as to the present and future prospects of both companies;
-	a review of various reports, offers and schedules relating to the royalties and mineral rights held by FSD and exploration undertaken in regard thereto;
-	details of historical offers received for FSD's mineral and participative rights;
-	various independent valuations of FSD's mineral and participative rights; and
-	the historical share prices, trading activity and volatility of the shares of FSD and Randgold & Exploration.

PROCEDURES PERFORMED

In order to assess the fairness and reasonableness of the terms of the scheme as set out in the scheme document we have performed, amongst others, the following procedures:

-	estimated the fair value of FSD based on expected values of each of FSD's underlying assets set out above, including values attributable to its mineral and participative rights having regard to the implications of the Minerals Act, historical offers received for the rights, independent valuations of the rights and other criteria generally considered in valuing such rights;
-	considered the financial effects of the scheme on scheme members using different criteria; and
-	taken the significant quantitative considerations into account referred to below.

OPINION AND SIGNIFICANT FACTORS CONSIDERED

In our opinion the terms and conditions of the scheme and the substitute offer are fair and reasonable to scheme members and in the light of, inter alia, the following significant quantitative factors:

-	the rationale for the terms of the scheme;
-	the extremely low liquidity of FSD shares on the JSE;
-	the materially higher liquidity of Randgold & Exploration shares on the JSE which are underpinned by net asset fair value, which at 30 June 2003 amounted to 3886 cents per share;

-	the premium of 48,6% which the scheme consideration represented to the closing FSD share price prior to the announcement of the terms of the scheme;
-	tentative historical offers received by FSD for its mineral rights were in the aggregate less than the value ascribed thereto by the scheme consideration;
-	that as FSD is a mineral trader, the proceeds of the disposal of its mineral rights would be subject to normal taxation;
-	FSD, in the normal course of its business, has concluded, subject to certain conditions precedent, an agreement with a South African mining company where certain mineral rights and/or participation rights in the Klerksdorp Goldfield (including the properties, Edom, Kleinfontein and Sterkfontein) are to be exchanged for participation rights in a number of properties adjacent to the South Deep Gold Mine, in which Western Areas Limited is a 50% joint venture partner with Placer Dome South Africa (Proprietary) Limited. A value was ascribed to the exchange in arriving at the scheme consideration;
-	the FSD shares held by JCI were excluded from the scheme by Randgold & Exploration as JCI and Randgold & Exploration will co-operate in relation to FSD's mineral rights in which both have participative interests;
-	in the context of the Minerals Act, FSD's mineral rights, which include both mineral rights and participative interests in mineral rights, are considered to be old order rights and will lapse unless converted into new form prospecting rights within a period of one year from when the Minerals Act becomes effective;
-	the cession of FSD's State owned minerals, held by way of a notarial prospecting contract, would require ministerial approval;
-	based on a review of documentation and discussions with the Company's legal advisers in relation to the legal proceedings instituted against Rustenburg Platinum Mines Limited with regard to the Styldrift 90JQ mineral rights dispute, the timing, amount and likelihood of any settlement cannot be determined with any certainty;
-	the potential for FSD to exploit its mineral rights, or interests therein, is limited as the rights are fragmented and of limited areal extent. Furthermore, in certain instances, the targeted reef zones are deep and are considered to be uneconomic at current gold prices and current working cost and capital expenditure estimates;
-	in terms of the Minerals Act, where FSD is not the principal holder of mineral rights, its participation rights will lapse in the event that the holder of the mineral rights is not successful in its application for the conversion from old order to new form prospecting rights, or should the exploration commitments on which basis the conversion was approved, not be fulfilled;
-	in terms of the conversion from old order to new form prospecting rights, FSD will have to lodge, and comply, with a prospecting programme and associated expenditure commitment which, in many instances, would not be prudent due to the fragmented nature and limited areal extent of the rights; and
-	FSD's limited capital base will constrain its ability to fund future prospecting programmes as required for the conversion of its mineral rights.

LIMITING CONDITIONS

In forming our opinion, we have assumed and relied upon the accuracy and completeness of the information provided to us, whether in writing or obtained through discussions with the management of FSD and/or Randgold & Exploration ("the information"). With respect to financial forecasts ("the forecasts"), whilst we have assumed that these have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of FSD and we have carried out a limited evaluation of the sensitivity of the forecasts to different estimates and judgments. We disclaim responsibility and liability for any errors, omissions or inaccuracies contained in the information and the forecasts.

Our opinion is based on the current economic, financial, market and other conditions prevailing as at the date of this opinion and on the information made available to us as at the date hereof. Subsequent developments may affect this opinion, which we are under no obligation to update, revise or re-affirm.

INDEPENDENCE AND CONSENT TO PUBLISH

NewFound has no direct or indirect holding of FSD shares. We have acted as financial adviser to the board of directors of FSD in connection with the scheme and will receive a fee for our services, payment of which is in no way linked to a successful outcome to the scheme.

This letter and opinion is provided solely for the benefit of the board of directors of FSD in connection with and for the purpose of their consideration of the scheme and the substitute offer and their recommendation thereof to FSD shareholders. This letter is not addressed to and may not be relied upon by any third party for any purpose whatsoever. We consent to its inclusion in the explanatory statement and to the references made to it in the explanatory statement in the form and context in which they appear.

Yours faithfully

C F TURNER  R I LAING

NEWFOUND CAPITAL (PROPRIETARY) LIMITED

Building 8, Woodmead Estate
1 Woodmead Drive
Woodmead, 2128"

SUPPLEMENTARY INFORMATION: PART 6

SOUTH AFRICAN EXCHANGE CONTROL REGULATIONS

The following South African Exchange Control Regulations apply to settlement of the scheme consideration to certificated scheme participants on the South African register and do not apply to scheme participants on the branch register in the United Kingdom:

1.	EMIGRANTS FROM THE COMMON MONETARY AREA

1.1	A "non-resident" endorsement will be stamped on any new certificate or electronic record statement issued to a scheme participant who is an emigrant from the common monetary area. Such new certificate or electronic record statement, as the case may be, will be forwarded to the authorised dealer in foreign exchange in South Africa controlling such scheme participant's blocked assets.

1.2	The attached form makes provision for details of the authorised dealer concerned to be given.

1.3	If the information regarding the authorised dealer is not given, the certificates or electronic record statements will be held in trust for the scheme participants concerned pending receipt of the necessary information or instruction.

2.	ALL OTHER NON-RESIDENTS OF THE COMMON MONETARY AREA

2.1	A "non-resident" endorsement will be stamped on any new certificate or electronic record statement issued to a scheme participant whose registered address is outside the common monetary area. Such new certificates or electronic record statements will be forwarded to the scheme participant's authorised dealer in foreign exchange. Where the scheme participant does not have an authorised dealer in South Africa, the certificates or electronic record statements will be posted, at the risk of such scheme participant, to the address of such scheme participant in the share register on the consideration record date.

2.2	The attached form makes provision for details of the authorised dealer concerned.

2.3	All CSDP's and brokers with whom shares have been dematerialised should note that they are required to comply with the South African Exchange Control Regulations set out above.

2.4	The attached form makes provision for the nomination required in terms of 2.1 above, failing which the scheme consideration will be held in trust by FSD for the scheme participants concerned, pending receipt of the necessary information or instruction.

3.	INFORMATION NOT PROVIDED

If the information regarding the authorised dealer in terms of this annexure is not given and no instructions are given as required, the scheme consideration will be held by FSD for the scheme participants concerned pending receipt of the necessary information or instructions.

SUPPLEMENTARY INFORMATION: PART 7

INDEPENDENT REPORTING ACCOUNTANTS' REPORT ON THE PRO FORMA FINANCIAL EFFECTS OF THE SCHEME ON A SCHEME PARTICIPANT

The Directors
Free State Development and Investment Corporation Limited
3rd Floor
28 Harrison Street
Johannesburg
2001

15 September 2003

Dear Sirs

REPORT OF THE INDEPENDENT REPORTING ACCOUNTANTS ON THE PRO FORMA FINANCIAL EFFECTS

Introduction

We report on the pro forma financial effects set out in paragraph 5.2 of the explanatory statement of the circular to Free State Development and Investment Corporation Limited ("FSD") shareholders dated on or about 2 October 2003.

The pro forma financial effects have been prepared, for illustrative purposes only, to provide information about how the proposed scheme of arrangement in terms of section 311 of the Companies Act, 1973 (Act 61 of 1973), as amended, proposed by Randgold & Exploration Company Limited between FSD and its shareholders other than JCI Limited ("the scheme") might have impacted on the financial position of a FSD shareholder.

Because of its nature, the pro forma financial effects may not present a fair reflection of the financial position of an FSD shareholder, after the scheme, nor of the effect on future earnings.

At your request and for the purpose of the scheme we present our report on the pro forma financial effects relating to the scheme in compliance with the Listings Requirements of the JSE Securities Exchange South Africa.

Responsibility

The directors are solely responsible for the preparation of the pro forma financial effects to which this reporting accountants' report relates and for the financial statements and the financial information from which it has been prepared.

It is our responsibility to express an opinion on the basis of preparation of the pro forma financial effects and to report our opinion to you. We do not accept any responsibility for any reports previously given by us on any financial information used in the compilation of the pro forma financial effects beyond that owed to those to whom those reports were addressed by us at the dates of their issue.

Scope

We conducted our review in accordance with the guidance issued by the South African Institute of Chartered Accountants. Our work, which did not involve an independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted audited historical financial information with the source documents, considering the evidence supporting the adjustments, recalculating the adjustments based on the information obtained and discussing the pro forma financial effects with the directors of FSD.

Had we performed additional procedures, or had we performed an audit or review of the financial statements in accordance with the Statements of South African Auditing Standards, other matters might have come to our attention that would have been reported to you.

Opinion

Based on our procedures, nothing has come to our attention that causes us to believe that:

–	the pro forma financial effects have not been properly compiled on the basis stated,

–	such basis is inconsistent with the accounting policies of FSD, and

–	the adjustments are not appropriate for the purposes of the pro forma financial effects as disclosed pursuant to section 8.29 of the JSE Listings Requirements.

Consent

We consent to the inclusion of this letter and the reference to our opinion in the explanatory statement to be issued to FSD shareholders in the form and context in which it appears.

Yours faithfully

DELOITTE & TOUCHE
Chartered Accountants (SA)
Registered Accountants and Auditors
Woodmead

SUPPLEMENTARY INFORMATION: PART 8

TABLE OF ENTITLEMENTS IN RESPECT OF THE SCHEME CONSIDERATION

The following table sets out the entitlements of scheme participants to Randgold & Exploration consideration shares in terms of the scheme consideration:

Number of scheme shares held	Entitlement to Randgold & Exploration consideration shares
1	–
2	–
3	–
4	1
5	1
6	1
7	1
8	1
9	1
10	1
11	1
12	2
13	2
14	2
15	2
16	2
17	2
18	2
19	2
20	3
21	3
22	3
23	3
24	3
25	3
26	3
27	3
28	4
29	4
30	4
31	4
32	4
33	4
33	4
34	4
35	4
36	5
37	5
38	5
39	5
40	5
41	5
42	5
43	5
44	6
45	6
46	6
47	6
48	6
49	6
50	6
51	6
52	7
53	7
54	7
55	7
56	7
57	7
58	7
59	7
60	8
61	8
62	8
63	8
64	8
65	8
66	8
67	8
68	9
69	9
70	9
71	9
72	9
73	9
74	9
75	9
76	10
77	10
78	10
79	10
80	10
81	10
82	10
83	10

Number of scheme shares held	Entitlement to Randgold & Exploration consideration shares
84	11
85	11
86	11
87	11
88	11
89	11
90	11
91	11
92	12
93	12
94	12
95	12
96	12
97	12
98	12
99	12
100	13
200	25
300	38
400	50
500	63
600	75
700	88
800	100
900	113
1 000	125
10 000	1 250

SUPPLEMENTARY INFORMATION: PART 9

THE SUBSTITUTE OFFER

1.    DEFINITIONS

Except as set out below and unless indicated otherwise by the context, the definitions and interpretations commencing on page 6 of the explanatory statement shall apply mutatis mutandis to this Supplementary Information: Part 8, and the following words and phrases shall have the meaning stated opposite them:

"closing date"	if the substitute offer becomes effective it is expected that it will close at 16:00 on Friday, 5 December 2003, which date Randgold & Exploration may extend from time to time;

"offer shares"	FSD shares held by the offerees;

"offerees"	FSD shareholders, other than JCI, recorded in the register on the record date, being shareholders to whom the substitute offer is made;

"opening date"	09:00 on the first business day following the day on which it is established that the scheme has failed, for whatever reason, which is expected to be on Wednesday, 12 November 2003;

"substitute offer"	the offer by Randgold & Exploration to the offerees in terms of section 440 of the Companies Act to acquire their offer shares for the substitute offer consideration, which offer will be deemed to have been made if the scheme fails for whatever reason;

"substitute offer consideration"	the consideration payable to each offeree, being 12,5 shares in Randgold & Exploration for every 100 FSD shares held on the record date; and

"substitute offer settlement date"	the date on which Randgold & Exploration consideration share certificates for the offer consideration are posted to certificated shareholders or dematerialised shareholders' accounts with their CSDP's or brokers are updated with the offer consideration, in respect of those offerees who have accepted the offer by its closing date which is expected to be on Monday, 8 December 2003.

Important dates and times

2003
Press announcement that the substitute offer has been made published on	Tuesday, 11 November
Offer opens at 09:00 on	Wednesday, 12 November
Last day to trade for shareholders wishing to accept the offer consideration on	Friday, 28 November
Offer closes at 12:00 (assuming no extension of the substitute offer) on	Friday, 5 December
Record date on	Friday, 5 December
Offer consideration share certificates posted to certificated shareholders (if documents of title are received on or prior to the closing date of the substitute offer) on or about	Monday, 8 December
or, failing receipt of documents of title on or before the closing date of the substitute offer, within five business days of receipt thereof by the transfer secretaries on	Monday, 8 December
Listing and issue of Randgold & Exploration consideration shares	Monday, 8 December
Dematerialised offerees have their safe custody accounts held at their CSDP or broker updated with the offer consideration on SENS and in the press	Monday, 8 December
Results of the substitute offer and notice in terms of section 440K of the Companies Act, if applicable, published on	Monday, 8 December
Listings of FSD suspended on the JSE and the LSE from commencement of business on	Tuesday, 9 December

2004
Compulsory acquisition of the shares becomes effective (if applicable and assuming no extension of the offer) on	Friday, 12 February
Termination of FSD's listings on the JSE and the LSE from commencement of business on	Monday, 15 February

Notes:

1.	These dates and times are subject to change. Any such change will be published on Sens and in the South African press. All times referred to are South African times.
2.	Share certificates may not be rematerialised or dematerialised between Monday, 1 December 2003 and Friday, 5 December 2003, both days inclusive as well as after Monday, 8 December 2003 should Notice of section 440k of the Companies Act be given.

2.    THE SUBSTITUTE OFFER

In the event that the scheme fails for any reason and subject to fulfilment of the conditions precedent set out in paragraph 2.2 below, Randgold & Exploration will be deemed to have made an offer to purchase the offer shares for the substitute offer consideration on the following terms and conditions:

2.1	Substitute offer period

Unless the dates of the substitute offer are changed by notice in the press, the substitute offer will open for acceptance at 09:00 on Wednesday, 12 November 2003 and will close at 12:00 on Friday, 5 December 2003. Randgold & Exploration may extend the period during which the substitute offer is open for acceptance by further notification in the press, but it cannot remain unconditional as to acceptance for more than 60 days, without the prior consent of the SRP.

In the event that Randgold & Exploration elects to extend the period for acceptance of the substitute offer it may waive the condition precedent set out in 2.2 below.

2.2	Conditions precedent

2.2.1	the making of the substitute offer is conditional on the scheme failing; and

2.2.2	the implementation of the substitute offer and settlement of the substitute offer consideration is conditional upon offerees accepting the substitute offer by the closing date in respect of not less than 90% of the offer shares, which condition Randgold & Exploration may, in its discretion, waive in which event it will acquire so many shares as have been tendered in terms of the substitute offer.

If the conditions precedent to the implementation of the substitute offer are not fulfilled or waived the substitute offer will not be implemented and all acceptances of the substitute offer will be null and void and documents of title surrendered will be returned to the certificated shareholders concerned.

2.3	Compulsory acquisition in terms of section 440k of the Companies Act

Should the substitute offer be accepted by the offerees in respect of 90% or more of the offer shares, Randgold & Exploration will invoke the provisions of section 440k of the Companies Act (the provisions of which are set out in Supplementary Information: Part 10) to compulsorily acquire all the offer shares in respect of which the substitute offer was not accepted. In the event of Randgold & Exploration acquiring all the offer shares after section 440k has been invoked and six weeks' notice thereof has been given, application will be made to the JSE for the immediate suspension and subsequent termination of the listing of FSD shares.

Should the substitute offer be accepted by offerees in respect of less than 90% of all the offer shares, the substitute offer will fail for want of fulfilment of the conditions precedent set out in 2.2.2 above, unless Randgold & Exploration waives fulfilment of that condition in which event it will acquire those shares tendered.

3.    ACCEPTANCE OF THE SUBSTITUTE OFFER

Acceptance of the substitute offer by shareholders must be made on:

3.1	the relevant attached form of surrender, transfer and substitute offer acceptance (pink) attached to this document; or

3.2	the further form of acceptance and surrender which will be sent to shareholders recorded in the register on the opening date of the substitute offer, by completing and lodging the same with the transfer secretaries or the United Kingdom registrars prior to the closing date.

The CSDP or broker of dematerialised offerees will request the dematerialised offerees concerned to indicate if they wish to accept the substitute offer.

4.    SETTLEMENT OF THE SUBSTITUTE OFFER CONSIDERATION

4.1	The provisions of the scheme in relation to:

4.1.1	the settlement of the scheme consideration and surrender of documents of title by certificated scheme participants; or

4.1.2	the withdrawal of the holdings of dematerialised owners and the crediting of the scheme consideration to them in terms of the custody agreement entered into between the dematerialised offerees and their CSDP or broker, will apply mutatis mutandis in relation to the discharge of the substitute offer consideration with the "closing date" being submitted for the "consideration record date". However, the Randgold & Exploration consideration shares will be issued and share certificates posted to certificated shareholders within seven days of the substitute offer being declared unconditional or documents of title as to acceptance being submitted, whichever is the later. The same shall apply to any surrender in respect of any acceptance of the substitute offer, save that FSD will undertake no obligations of any nature whatsoever in terms of administering the substitute offer. The transfer secretaries or the United Kingdom registrars will be appointed by Randgold & Exploration to act on its behalf for the purposes of the substitute offer. It is specifically provided, however, that the substitute offer consideration arising out of any acceptance of the substitute offer will, unless previous arrangements have been made for collection, be posted, by the transfer secretaries or the United Kingdom registrars on behalf of FSD at the risk of the offerees who accepted the substitute offer and submitted a duly completed form of surrender, transfer and substitute offer acceptance (pink) together, where appropriate, with the documents of title prior to the closing date.

Dematerialised offerees should note that their safe custody accounts will be credited with the substitute offer consideration arising out of any acceptance of the substitute offer in terms of the custody agreement entered into between such dematerialised offeree and the CSDP or broker.

4.2	Settlement of the substitute offer consideration will be implemented in full in accordance with the terms of the substitute offer without regard to any lien, right of set-off, counterclaim, deduction, withholding or other analogous right to which FSD may otherwise be entitled.

5.    OPINIIONS AND RECOMMENDATIONS

5.1	Newfound has been appointed by the board of directors of FSD as an independent adviser to advise the board as to the fairness and reasonableness of the offer consideration. Newfound has considered the terms of the offer and the offer consideration and is of the opinion that the offer consideration is fair and reasonable to the offerees. The text of the letter from Newfound in this regard is set out in Supplementary Information: Part 5.

5.2	The directors of FSD have considered the terms of the substitute offer and have considered the opinion of the independent adviser, and are of the opinion that the terms of the substitute offer are fair and reasonable.

6.    AMENDMENT OR VARIATION OF THE SUBSTITUTE OFFER

No amendment or variation of the substitute offer shall be valid unless it is agreed to by FSD and Randgold & Exploration in writing and approved by the SRP, provided that FSD and Randgold & Exploration shall not agree to any amendment or variation that has the effect of reducing the substitute offer consideration.

7.    APPLICABLE LAW

The substitute offer is made in compliance with the requirements of the Code, and is governed by and subject to the provisions of the laws of South Africa and each offeree will be deemed, by his acceptance, to have consented and submitted to the jurisdiction of the Courts of South Africa in relation to all matters arising out of or in connection with the substitute offer and acceptance thereof.

8.    EXCHANGE CONTROL REGULATIONS

A summary of the Exchange Control Regulations that will also be applicable to the substitute offer, is contained in Supplementary Information: Part 6. Offerees who are in any doubt as to the action they should take should consult their professional advisers.

9.    SUMMARY OF FINANCIAL EFFECTS

The summary of the financial effects of the scheme on the scheme participants, as set out in paragraph 6.2 of the explanatory statement of the scheme, shall apply mutatis mutandis to offerees accepting the substitute offer.

10.   MANDATES

Each mandate or instruction from offerees in force on the date on which the substitute offer becomes effective will be deemed to be a mandate to Randgold & Exploration in relation to the substitute offer consideration to be received by that offeree.

SUPPLEMENTARY INFORMATION: PART 10

SECTION 440K OF THE COMPANIES ACT

"440K. Compulsory acquisition of securities of minority in affected transaction

(1)(a)	If an offer for the acquisition of securities under an affected transaction involving the transfer of securities or any class of securities of a company to an offeror, has within four months after the date of the making of such offer been accepted by the holders of not less than nine-tenths of the securities or any class of securities whose transfer is involved (other than securities already held at the date of the issue of the offer by, or by a nominee for, the offeror or its subsidiary), the offeror may at any time within two months after the date of such acceptance give notice in the prescribed manner to any holder of such securities who has not accepted the said offer, that he or it desires to acquire his or its securities, and where such notice is given, the offeror shall be entitled and bound to acquire those securities on the terms on which under the affected transaction the securities of the holders who have accepted the offer, were or are to be transferred to the offeror, unless on an application made by such holder within six weeks from the date on which the notice was given, the Court:

(i)	orders that the offeror shall not be so entitled and bound; or

(ii)	imposes conditions of acquisition different from those of the offer.

(b)	If the said offer has not been accepted to the extent necessary for entitling the offeror to give notice under sub-section (1)(a), the Court may, on application by the offeror, issue an Order authorising him to give notice under that sub-section if the Court is satisfied that:

(i)	the offeror has after reasonable enquiry been unable to trace one or more of the persons holding securities to which the offer relates;

(ii)	the securities whose transfer is involved, by virtue of acceptances of the offer, together with the securities held by the person or persons referred to in sub-paragraph (i), amount to not less than the minimum specified in sub-section (1)(a); and

(iii)	the consideration offered is fair and reasonable,

but the Court shall not issue an Order under this paragraph unless it considers that it is just and equitable to do so having regard, in particular, to the number of holders of securities who have been traced but who have not accepted the offer.

(2)	Where a notice has been given by the offeror under sub-section (1) and the Court, on an application made by a holder of the securities who has not accepted the offer, has not ordered as contemplated in sub-section (1)(a), the offeror shall, on the expiration of six weeks from the date on which the notice was given, or, if an application to the Court by such holder is then pending, after the application has been disposed of, transmit a copy of the notice to the offeree company, together with an instrument of transfer executed on behalf of such holder by any person appointed by the offeror, and pay or transfer to the offeree company the amount or other consideration representing the price payable by the offeror for the securities which by virtue of this section he or it is entitled to acquire, and, subject to the payment of the stamp duties ordinarily payable, the offeree company shall thereupon register the offeror as the holder of those securities: Provided that an instrument of transfer shall not be required for any security for which a share warrant is for the time being outstanding.

(3)	Where, in pursuance of an affected transaction referred to in sub-section (1), securities of an offeree company were or are to be transferred to a person and those securities, together with any other securities of the said offeree company held by, or by a nominee for, the offeror or its subsidiary at the date of the acceptance of the offer in question, comprise or include nine-tenths of the securities in the offeree company or of any class of those securities, then:

(a)	the offeror shall within a month from the date of such acceptance (unless he or it has already complied with this requirement under sub-section (1)) give notice of the fact in the prescribed manner to the holders of the remaining securities or of the remaining securities of that class, as the case may be, who have not accepted the offer under the affected transaction in question; and

(b)	any such holder may within three months from the giving of the notice to him require the offeror to acquire the securities in question,

and where the older gives notice under paragraph (b) in relation to any securities, the offeror shall be entitled and bound to acquire those securities on the conditions on which under the affected transaction the securities of the holders who have accepted the offer were or are to be transferred to him or it, or on such other conditions as may be agreed upon or as the Court on the application of either the offeror or the holder may think fit to order.

(4)	Any sum, and any dividend or other sum accruing from any other consideration, received by the offeree company under this section shall be paid into a separate bank account with a banking institution registered under the Banks Act, 1965 (Act No. 23 of 1965), and any such sums, dividend or any other consideration so received shall be held in trust by the offeree company for the person entitled to the securities in respect of which the said sums, dividend or other consideration was received.

(5)	In this section any reference to a "holder of securities who has not accepted the offer" includes any holder who has failed or refused to transfer his securities to the offeror in accordance with the affected transaction."

1.    DEFINITIONS AND INTERPRETATIONS

In this scheme of arrangement, unless the context indicates otherwise, reference to the singular shall include the plural and vice versa and words denoting one gender include the others. Expressions denoting natural persons include juristic persons and associations of persons and the words in the first column have the meanings stated opposite them in the second column, as follows:

"attached form"	the form of surrender, transfer and substitute offer acceptance accompanying this document (pink);

"business day"	any day other than a Saturday, Sunday or public holiday in the Republic;

"certificated scheme participants"	scheme participants who hold certificated shares;

"certificated shares"	FSD shares which have not yet been dematerialised, title to which is evidenced by share certificates or other physical documents of title;

"common monetary area"	the Republics of South Africa and Namibia and the Kingdoms of Lesotho and Swaziland;

"Companies Act"	the Companies Act, 1973 (Act 61 of 1973), as amended;

"competition authorities"	the Competition Commission or Competition Tribunal, as the case may be, appointed in terms of the Competition Act, 1998 (Act 89 of 1998), as amended;

"consideration record date"	the latest time and date for holders of the scheme shares to have been recorded in the register as shareholders of FSD in order to participate in the distribution of the scheme consideration, which date is expected to be at 17:00 on Friday, 21 November 2003;

"Court"	the High Court of South Africa (Transvaal Provincial Division), which is located at the High Court Building, Vermeulen Street, Pretoria;

"CSDP"	Central Securities Depository Participant;

"dematerialised scheme participants"	scheme participants who hold dematerialised shares;

"dematerialised shares"	FSD shares which have been incorporated into the STRATE system and which are no longer evidenced by share certificates or other physical documents of title;

"the directors" or "the board"	or the board of directors of FSD at the relevant time;

"documents of title"	share certificates, certified transfer deeds, balance receipts, or any other documents of title to scheme shares acceptable to FSD;

"FSD" or "the Company"	Free State Development and Investment Corporation Limited (registration number 1944/016931/06), a public company incorporated in the Republic and listed in the "Mining —

Finance" sector of the JSE lists, with a secondary listing on the LSE;

"FSD shares" or "shares"	ordinary shares of 10 cents each in the issued share capital of FSD;

"FSD shareholders" or "shareholders" or "FSD members"	holders of FSD shares;

"JCI"	JCI Limited (formerly Consolidated African Mines Limited) (registration number 1894/000854/06), a public company incorporated in the Republic and listed in the "Mining — Finance" sector of the JSE lists and, where applicable, JCI and/or its subsidiaries;

"JSE"	the JSE Securities Exchange South Africa;

"last practicable date"	Thursday, 25 September 2003, being the last practicable date prior to the finalisation of this document;

"LSE"	the London Stock Exchange;

"operative date"	the date on which the sanctioned scheme becomes operative, which operative date is expected to be Monday, 24 November 2003;

"Rand"	South African Rand;

"Randgold & Exploration"	Randgold & Exploration Company Limited (registration number 1992/005642/06), a public company incorporated in the Republic and listed in the "Gold — Mining" sector of the JSE lists and on the Nasdaq National Market;

"Randgold & Exploration consideration shares"	1 531 030 Randgold & Exploration shares which will be issued at 2 943 cents to scheme participants in terms of the scheme consideration;

"Randgold & Exploration shares"	ordinary par value shares of 1 cent each in the issued share capital of Randgold & Exploration;

"Registrar"	Registrar of Companies;

"Republic"	the Republic of South Africa;

"restricted period"	the period commencing six months prior to the announcement of the scheme on 21 August 2003 and ending on the last practicable date;

"scheme"	the scheme of arrangement in terms of section 311 of the Companies Act, proposed by Randgold & Exploration between FSD and the scheme members, in terms of which Randgold & Exploration will acquire the scheme shares for the scheme consideration, subject to any modification or amendment made thereto to which FSD and Randgold &

Exploration agree in writing and which is sanctioned by the Court;

"scheme consideration"	the consideration payable to scheme participants in terms of the scheme, being 12,5 Randgold & Exploration consideration shares for every 100 FSD shares held on the consideration record date;

"scheme meeting"	the meeting of scheme members, convened in terms of an Order of Court, to be held at 10:00 on Wednesday, 29 October 2003 in the Auditorium, Ground Floor, 28 Harrison Street, Johannesburg at which meeting scheme members will consider and vote on the scheme;

"scheme members"	FSD shareholders, other than JCI, holding scheme shares who are entitled to vote at the scheme meeting, being all the FSD shareholders, other than JCI, recorded in the Company's share register at 17:00 on the voting record date;

"scheme participants"	FSD shareholders who are entitled to receive the scheme consideration, being all the FSD shareholders other than JCI, recorded in the Company's share register at 17:00 on the consideration record date;

"scheme shares"	12 248 247 FSD shares held by scheme participants, being all the issued shares in the share capital of FSD, other than those beneficially held by JCI;

"SENS"	the Securities Exchange News Service of the JSE;

"SRP"	the Securities Regulation Panel established in terms of section 440(B) of the Companies Act;

"STRATE"	the settlement and clearing system used by the JSE, managed by STRATE Limited (registration number 1998/022242/06), a registered central securities depository in terms of the Custody and Administration of Securities Act, No. 85 of 1992, as amended;

"transfer secretaries" and "United Kingdom registrars"	Computershare Limited (registration number 2000/006082/06), a public company incorporated in the Republic and Capita IRG Plc (Registration number 2605568), trading as Capita Registrars, a public company incorporated in the United Kingdom; and

"voting record date"	latest time and date for entry into the register or subregister of shareholders in order to vote at the scheme meeting, which is expected to be at 17:00 on Friday, 24 October 2003.

2.    SHARE CAPITAL OF FSD

2.1	The authorised and issued share capital of FSD at the last practicable date is set out below:

R'000
Authorised:
29 700 000 ordinary shares of 10 cents each	2 970
3 000 000 cumulative redeemable preference shares of one cent each	30
3 000
Issued:
22 226 597 ordinary shares of 10 cents each	2 223

2.2	All of the issued shares are listed in the "Mining — Finance" sector of the JSE lists and FSD has a secondary listing on the LSE.

3.    INTERESTS OF FSD AND ITS DIRECTORS

3.1	At the last practicable date, FSD held no shares, directly or indirectly, in Randgold & Exploration.

3.2	At the last practicable date, the interest of the directors of FSD in FSD shares were as follows:

	Shares held			Total number of shares held†
	Beneficial Indirect	Non-beneficial Indirect
V G Bray	125 600	500	*	126 100
R B Kebble	—	500	*	500
G W Poole	—	100	*	100
J C Lamprecht	—	—		—
H C Buitendag	—	500	*	500	*
S Tainton	—	500	*	500	*

*	Non-beneficially held on behalf of JCI.
†	The shareholdings are negligible in relation to 22 226 597 FSD shares in issue and accordingly percentage shareholdings have not been shown above.

3.3	There has been no change in the directors' interests in 3.2 since 31 March 2003, the last financial year end of FSD.

3.4	As at the last practicable date, save for H C Buitendag who beneficially directly held 1000 Randgold & Exploration shares and R B Kebble who held 1 468 500 Randgold & Exploration shares, indirectly and non-beneficially (2,7%), none of the directors of FSD held any shares in Randgold & Exploration.

3.5	There were no dealings in FSD shares by Randgold & Exploration, its directors or subsidiaries during the restricted period.

3.6	There were no dealings in Randgold & Exploration shares by FSD, its directors or subsidiaries during the restricted period.

3.7	The directors of FSD do not have any service contracts with FSD, which contain any clauses material to the scheme. No contracts have been entered into or amendments made to the service contracts of the directors of FSD in the restricted period, other than in the normal course of business.

3.8	No payment or other benefit will be made or given by FSD or Randgold & Exploration to any director of FSD for compensation for loss of office or as consideration for, or in connection with, his retirement from office as a consequence of the scheme.

4.    INTERESTS OF RANDGOLD & EXPLORATION AND ITS DIRECTORS AND JCI

Concert Party

4.1	Prior to the scheme becoming operative, JCI:

4.1.1	owned 12 635 225 ordinary shares, constituting 23,7% of the issued share capital of Randgold & Exploration; and.

4.1.2	owned 9 978 350 ordinary shares, constituting 44,9% of the issued share capital of FSD.

4.2	JCI and Randgold & Exploration, in the proposing of the scheme, are acting as concert parties.

4.3	On the scheme becoming operative, JCI and Randgold & Exploration will jointly control FSD.

Randgold & Exploration

4.4	As at the last practicable date, Randgold & Exploration held no FSD shares, directly or indirectly.

4.5	Randgold & Exploration and JCI have not, directly or indirectly, dealt in FSD shares during the restricted period.

4.6	Save as disclosed in 3.2 above, as at the last practicable date, the directors of Randgold & Exploration held no FSD shares, directly or indirectly.

4.7	No director of Randgold & Exploration has, directly or indirectly, dealt in FSD shares during the restricted period.

5.    THE OBJECT OF THE SCHEME

The object of the scheme is to procure that:

5.1	Randgold & Exploration acquires the scheme shares and that it, together with JCI, becomes the beneficial owner of the entire issued share capital of FSD;

5.2	FSD will become a subsidiary of Randgold & Exploration.

6.    THE SCHEME

6.1	The scheme will be put to a vote at the scheme meeting to be held at 10:00 on Wednesday, 29 October 2003 at the registered office of the Company in the Auditorium, Ground Floor, 28 Harrison Street, Johannesburg.

6.2	Section 311 of the Companies Act requires that the scheme be approved by a majority of not less than 75% of the votes exercisable by scheme members who are present and voting either in person or by proxy at the scheme meeting.

6.3	Each certificated scheme member who is registered on the voting record date, can attend the scheme meeting in person or give a proxy to someone else (including the chairman of the scheme meeting) to represent him at the scheme meeting.

6.4	A form of proxy must be received by the transfer secretaries or the United Kingdom registrars by not later than 10:00 on Monday, 27 October 2003. Forms of proxy may also be handed to the chairman of the scheme meeting not later than 10 minutes before the scheme meeting is due to commence.

6.5	Scheme members who do not want to vote in favour of the scheme will be given an opportunity to explain why at the scheme meeting and may try to persuade other scheme members to vote against the scheme.

6.6	In terms of the scheme, FSD and the scheme participants agree that, with effect from the operative date, scheme participants shall be deemed to have:

6.6.1	disposed of their scheme shares to Randgold & Exploration in exchange for the scheme consideration and Randgold & Exploration will be deemed to have acquired ownership of the scheme shares in exchange for the scheme consideration;

6.6.2	authorised FSD to transfer the scheme shares into the name of Randgold & Exploration or its nominees on or at any time after the operative date;

6.6.3	instructed FSD as principal, but with the power to appoint agents, to collect from Randgold & Exploration and set aside and discharge the scheme consideration in respect of the scheme shares to scheme participants in accordance with the provisions of the scheme.

6.7	Should the scheme become operative, scheme participants will be entitled to receive, from FSD only, in terms of 8 and 9 below, the scheme consideration.

6.8	Randgold & Exploration will deliver the scheme consideration to FSD on the operative date, it being recorded that settlement of the scheme consideration due to the scheme participants will be effected by Randgold & Exploration for and on behalf of FSD.

6.9	Subject to the scheme becoming operative and against the surrender by scheme participants of their documents of title in respect of their scheme shares, or upon confirmation being received that the scheme shares have been delivered electronically to Randgold & Exploration, the scheme consideration will be posted or transferred to the scheme participants concerned in terms of 9 below.

6.10	Delivery by Randgold & Exploration to FSD of the scheme consideration shall be the sole and exclusive manner of discharge by Randgold & Exploration of its obligations in respect of the scheme.

6.11	The rights of the scheme participants to receive the scheme consideration will be rights enforceable by scheme participants against FSD only. Scheme participants will, in turn, be entitled to require FSD to enforce its rights in terms of the scheme against Randgold & Exploration.

6.12	FSD undertakes in favour of scheme participants to enforce all its rights in terms of the scheme against Randgold & Exploration.

6.13	The effect of the scheme will be that Randgold & Exploration will, from the operative date, become the beneficial owner of 55,1% of the issued share capital of FSD.

6.14	Scheme participants are referred to 8 and 9 below which set out in detail the bases on and the manner in which the scheme consideration will be made available to scheme participants.

6.15	Documents of title held by scheme participants in respect of the scheme shares will cease to be of any value and shall not be good for delivery from the operative date, other than for surrender in terms of 9 below.

6.16	With effect from the operative date, the transfer secretaries or the United Kingdom registrars will irrevocably be deemed to be the attorney and agent in rem suam of all scheme participants to implement the transfer referred to in 6.6 above and to sign any instrument of transfer in respect thereof or any other documents required to implement the scheme.

7.    CONDITIONS PRECEDENT

The scheme is subject to the fulfilment of the conditions precedent that by no later than 17:00 on Thursday, 13 November 2003, or such later date as may be agreed upon in writing between Randgold & Exploration and FSD subject to the consents of the JSE and the SRP:

7.1	to the extent necessary, the unconditional written approval of the competition authorities to the scheme shall be obtained;

7.2	the scheme shall be approved by a majority representing not less than 75% of the votes exercisable by the scheme members present and voting, either in person or by proxy, at the scheme meeting;

7.2	the scheme shall be sanctioned by the Court;

7.3	a certified copy of the Order of Court sanctioning the scheme shall be registered by the Registrar in terms of the Companies Act.

8.    THE SCHEME CONSIDERATION

8.1	If the scheme becomes operative, scheme participants will receive 12,5 Randgold & Exploration consideration shares for every 100 FSD shares held on the consideration record date.

8.2	In terms of STRATE, no cash payments will be made in lieu of fractional entitlements to Randgold & Exploration consideration shares. Any fractions arising will be rounded down to the nearest whole number if they are less than 0,5 and will be rounded up to the nearest whole number if they are equal to or greater than 0,5 of a share. When an entitlement has been rounded down, the fraction will be forfeited by the scheme participant.

8.3	If the scheme consideration is not delivered to certificated scheme participants because the relevant documents of title have not been surrendered for any reason whatsoever, such scheme consideration will be held in trust by FSD until such documents of title are surrendered in terms of the scheme.

9.    SETTLEMENT OF THE SCHEME CONSIDERATION

9.1	Share certificates in respect of the Randgold & Exploration consideration shares shall, where the documents of title have been surrendered prior to the consideration record date, be posted to certificated scheme participants at the risk of the scheme participant concerned in accordance with the scheme participant's instructions contained in the properly completed attached form by the transfer secretaries or the United Kingdom registrars on the operative date, or be posted by not later than five business days after the subsequent receipt after the operative date of the attached form together with the relevant documents of title.

9.2	Dematerialised scheme participants will have their safe custody accounts held at their CSDP or broker updated with the scheme consideration on the operative date in accordance with the custody agreement they shall have signed with their respective CSDP or broker.

9.3	Subject to the Exchange Control Regulations, details of which are set out in 11 below, the scheme consideration will be posted to the addresses recorded in the register of members of FSD at the risk of the relevant scheme participant, unless written instructions to the contrary are furnished in the attached form. Dematerialised scheme participants will have their safe custody accounts held at their CSDP or broker updated with the scheme consideration in accordance with the custody agreement between dematerialised scheme participants and their CSDP or broker.

9.4	Randgold & Exploration consideration share certificates shall, where the documents of title have been surrendered prior to the consideration record date, be posted by registered post in South Africa and by first class mail in the United Kingdom to certificated scheme participants at the risk of the scheme participant concerned in accordance with the scheme participant's instructions contained in the properly completed attached form by the transfer secretaries or the United Kingdom registrars on the operative date, or be posted within five business days of the subsequent receipt after the operative date of the attached form with the relevant documents of title.

9.5	Where, on or subsequent to the operative date, a person who was not a registered holder of scheme shares on the consideration record date tenders to the transfer secretaries or the United Kingdom registrars documents of title together with the properly completed attached form purporting to have been executed by or on behalf of the registered holder of such shares and provided that the scheme consideration shall not already have been posted or delivered to the registered holder, such transfer shall be accepted by Randgold & Exploration and FSD as if it were a valid transfer to such person of the scheme shares concerned.

9.6	Scheme consideration share certificates will be posted to the person referred to in 9.5 above in accordance with the provisions of 9.5 above, by not later than five business days after such tender, subject to satisfactory proof to Randgold & Exploration and FSD as to the payment of any stamp duty or marketable securities tax payable and provided that Randgold & Exploration and FSD are, if so required by either or both of them, given an indemnity on terms acceptable to them in respect of such scheme consideration.

9.7	If:

9.7.1	the scheme consideration share certificates are not sent to scheme participants entitled thereto, because the relevant documents of title have not been surrendered; or

9.7.2	the scheme consideration is returned undelivered to the transfer secretaries or the United Kingdom registrars,

then the scheme consideration will be held by FSD on behalf of the certificated scheme participant concerned pending surrender of the relevant documents of title.

9.8	The scheme consideration will be discharged in full in accordance with the terms of the scheme without regard to any lien, right of set-off, counterclaim or other analogous right to which Randgold & Exploration may be entitled.

10.    SURRENDER OF DOCUMENTS OF TITLE

10.1	Certificated scheme participants must surrender their documents of title in order to claim the scheme consideration. The surrender of documents of title only applies to certificated scheme participants.

10.2	Certificated scheme participants who wish to anticipate the implementation of the scheme and expedite receipt of the scheme consideration should complete the attached form and return same as soon as possible to the transfer secretaries, Computershare Limited, Ground Floor, 70 Marshall Street, Johannesburg, 2001 (PO Box 61051, Marshalltown, 2107) or the United Kingdom registrars, Capita Registrars, The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TU, United Kingdom, together with their share certificates and/or other documents of title so as to be received by them by not later than 17:00 on Friday, 21 November 2003, being the consideration record date. Alternatively, certificated scheme participants can wait until the scheme becomes operative, which is expected to be on Monday, 24 November 2003, and surrender their documents of title under cover of the attached form.

10.3	The provisions of 10.1 and 10.2 above do not apply to dematerialised scheme participants.

10.4	Dematerialised scheme participants will receive from their CSDP or broker, in accordance with the provisions of the custody agreement between each such beneficial owner and his CSDP or broker, that portion of the scheme consideration received by the CSDP or broker as is attributable to the dematerialised shares held by the CSDP or broker on behalf of that beneficial owner.

10.5	No receipts will be issued for documents of title surrendered unless specifically requested in writing. In order to comply with the requirements of the JSE, lodging agents are requested to prepare special transaction receipts if required.

10.6	Documents of title surrendered or instructions given by scheme participants prior to the operative date in anticipation of the scheme becoming operative will be held in trust by the transfer secretaries or the United Kingdom registrars pending the scheme becoming operative. Should the scheme fail to become operative for any reason whatsoever, then the transfer secretaries or the United Kingdom registrars will, by not later than five business days after the date upon which it becomes known that the scheme will fail to become operative, return the documents of title to the scheme participants concerned, by registered post in South Africa and by first class mail in the United Kingdom, at the risk of such scheme participants, to the address recorded in the register of members of the Company, in respect of scheme participants holding certificated shares. Certificated scheme participants should be aware that if they surrender their documents of title in advance they will not be in a position to deal in their scheme shares on the JSE from the date of surrender or instruction, as the case may be.

10.7	Scheme participants who, at the time of dematerialisation elected to retain their physical share certificates should note that they need not submit their share certificates for dematerialisation in order to participate in the scheme.

11.    EXCHANGE CONTROL REGULATIONS

The following is not a comprehensive statement of the South African Exchange Control Regulations which apply to the settlement of the scheme consideration to certificated or dematerialised scheme participants on the South African register and which do not apply to scheme participants on the branch register in the United Kingdom. Certificated scheme participants are advised to seek advice if they have any doubt as to the effect of these regulations in, or the applicability of them to, their particular case. Certificated scheme participants who are not resident in, or have registered addresses outside South Africa must satisfy themselves as to the full observance of the laws of any relevant territory concerning the receipt of the scheme consideration, including obtaining any requisite governmental or other consents, observing any other requisite formalities and paying any issue, transfer or other taxes due to such territory.

11.1	Emigrants from the common monetary area

11.1.1	A "non-resident" endorsement will be stamped on any new certificate or electronic record statement issued to a scheme participant who is an emigrant from the common monetary area. Such new share certificate or electronic record statement, as the case may be, will be forwarded to the authorised dealer in foreign exchange in South Africa controlling the scheme participant's blocked assets.

11.1.1	The attached form makes provision for details of the authorised dealer concerned to be given.

11.1.2	If the information regarding the authorised dealer is not given, the share certificates or electronic record statement will be held in trust for the scheme participants concerned pending receipt of the necessary information or instruction.

11.2	All other non-residents of the common monetary area

11.2.1	A "non-resident" endorsement will be stamped on any new share certificate or electronic record statement issued to a scheme participant whose registered address is outside the common monetary area. Such new share certificates or electronic record statements will be forwarded to the scheme participant's authorised dealer in foreign exchange. Where the scheme participant does not have an authorised dealer in South Africa, the share certificates or electronic record statements will be posted, at the risk of such certificated or dematerialised scheme participant, to the address of such scheme participants in the share register on the consideration record date.

11.2.2	The attached form makes provision for details of the authorised dealer concerned.

11.2.3	All CSDP's and brokers with whom shares have been dematerialised should note that they are required to comply with the South African Exchange Control Regulations set out above.

11.2.4	The attached form makes provision for the nomination required in terms of 2.1 above, the scheme consideration will be held in trust by FSD for the scheme participants concerned, pending receipt of the necessary information or instruction.

11.3	Information not provided

If the information regarding the authorised dealer in terms of this paragraph is not given and no instructions are given as required, the scheme consideration will be held by FSD for the scheme participants concerned pending receipt of the necessary information or instructions.

12.    SUSPENSION AND TERMINATION OF THE LISTINGS OF FSD SHARES AND THE LISTING OF RANDGOLD & EXPLORATION CONSIDERATION SHARES

12.1	Subject to the scheme becoming operative:

12.1.1	the listings of FSD shares will be suspended on the JSE and the LSE with effect from the commencement of trade on Monday, 17 November 2003 and will be terminated with effect from the commencement of trade on Tuesday, 25 November 2003; and

12.1.2	the Randgold & Exploration consideration shares will be listed on the JSE with effect from the commencement of trading on Monday, 17 November 2003.

12.2	The above dates are subject to change. Any change will be published in the South African press and on SENS.

13.    UNDERTAKINGS BY RANDGOLD & EXPLORATION AND FSD

Randgold & Exploration and FSD agree that, upon the scheme becoming operative, they will give effect to the terms and conditions of the scheme and they will sign and procure the signing of all documents and carry out and procure the carrying out of all acts which are necessary to give effect to the scheme.

14.    INSTRUCTIONS AND AUTHORITIES

14.1	FSD shall be entitled to accept and act on all documents relating to the status and capacity of any scheme participant and shall be empowered to act on behalf of any scheme participant as if such documents had been registered with FSD.

14.2	Each mandate and instruction in regard to the scheme shares recorded with FSD at the consideration record date will be deemed, unless and until revoked, to be a mandate and instruction to Randgold & Exploration in respect of any rights accruing in respect of the scheme consideration.

15.    GENERAL

15.1	Subject to the written consents of Randgold & Exploration and the directors of FSD and of the JSE and SRP, FSD may consent:

15.1.1	before or at the scheme meeting, to any amendment, variation or modification of the scheme; or

15.1.2	after the scheme meeting, to any amendment, variation or modification which the Court may think fit to approve or impose,

provided that no amendment, variation or modification made after the scheme meeting shall have the effect of diminishing the rights which will accrue to a scheme participant in terms of the scheme.

15.2	A certificate signed by a director of Randgold & Exploration and FSD stating that all the conditions of the scheme have been fulfilled and/or waived and that the scheme has become operative shall be binding on Randgold & Exploration, FSD, the scheme members and the scheme participants.

15.3	The costs of the scheme, including printing and publishing costs and marketable securities tax will be borne by Randgold & Exploration. The costs relating to professional advisers to FSD and FSD shareholders will be borne by FSD.

15.4	FSD will be entitled, and will have the authority on behalf of itself and each scheme participant, to authorise any person nominated by FSD to sign all documents required to carry the scheme into effect, including but not limited to proxy forms, the attached form, changes of address and cessions of rights to dividends and other entitlements from FSD.

15.5	All times and dates referred to in the scheme are subject to change by mutual agreement between Randgold & Exploration and FSD subject to the consents of the JSE and SRP. Any such change will be released on SENS and published in the South African press.

For and on behalf of:	For and on behalf of:
FREE STATE DEVELOPMENT AND INVESTMENT CORPORATION LIMITED	RANDGOLD & EXPLORATION COMPANY LIMITED
V G Bray	R A R Kebble
Non-executive chairman	Executive chairman
who warrants that he is duly authorised hereto in terms of a resolution passed by the board of directors of Free State Development and Investment Corporation Limited	who warrants that he is duly authorised hereto in terms of a resolution passed by the board of directors of Randgold & Exploration Company Limited
Thursday, 2 October 2003	Thursday, 2 October 2003

ORDER OF COURT

In the High Court of South Africa	Case number: 26828/2003
(Transvaal Provincial Division)
Pretoria, Tuesday, 30 September 2003

Before the Honourable Mr Justice Daniels

In the matter of ex parte application of

Free State Development and Investment Corporation Limited                            Applicant

(Incorporated in the Republic of South Africa)

(Registration number 1944/016931/06)

Upon the motion of Counsel for the Applicant and upon reading the notice of motion and the other documents filed on record:

It is ordered that:

1.	a meeting ("scheme meeting") in terms of section 311 of the Companies Act, 1973 (Act 61 of 1973), as amended ("Companies Act") of the members ("the scheme members") of the Applicant registered as such at the close of business on Friday, 24 October 2003, be convened by the chairman mentioned in paragraph 2, to be held at 10:00 on Wednesday, 29 October 2003 in the Auditorium, Ground Floor, 28 Harrison Street, Johannesburg, for the purpose of considering and, if deemed fit, agreeing, with or without modification, to the scheme of arrangement ("scheme") proposed by Randgold & Exploration Company Limited between the Applicant and its members, other than JCI Limited, registered as such on the record date of the scheme ("scheme participants");

2.	David N Beasley, or, failing him, E A Limberis, an officer of this Honourable Court, be and is hereby appointed as chairman of the scheme meeting ("chairman");

3.	the chairman is authorised to:

3.1	appoint scrutineers for the purpose of the scheme meeting;

3.2	determine the validity and acceptability of any form of proxy submitted for use at the scheme meeting;

3.3	adjourn the scheme meeting from time to time if the chairman considers it necessary to do so;

3.4	determine the procedure to be followed at the scheme meeting and any adjournment thereof; and

3.5	accept forms of proxy handed to the chairman by no later than 10 (ten) minutes before the scheme meeting is due to commence;

4.	copies of:

4.1	the scheme and the explanatory statement relating to the scheme in terms of section 312(1) of the Companies Act, substantially in the form of the scheme and the explanatory statement attached to the papers before the Court;

4.2	the notice convening the scheme meeting, substantially in the form of the notice attached to the papers before the Court, showing the time, date and place of the scheme meeting;

4.3	the form of proxy to be used at the scheme meeting, substantially in the form of the form of proxy attached to the papers before the Court; and

4.4	this Order of Court,

be sent by the Applicant at least 2 (two) weeks before the date of the scheme meeting to each of the members of the Applicant at their addresses reflected in the Applicant's register of members at the close of business on a date not more than 5 (five) calendar days before the date of such posting;

5.	a copy of the documents referred to in paragraph 4 above shall lie for inspection at the registered office of the Applicant, 3rd Floor, 28 Harrison Street, Johannesburg, during normal business hours for at least 2 (two) weeks prior to the date of the scheme meeting;

6.	the Applicant shall cause the notice convening the scheme meeting, substantially in the form of the notice attached to the papers before the Court, to be published:

6.1	once in each of the Business Day and Beeld, at least two weeks before the date of the scheme meeting; and

6.2	in the Government Gazette at least one week before the date of the scheme meeting;

7.	the chairman shall report the results of the scheme meeting (and as to whether paragraphs 4, 5 and 6 have been complied with) to the Court on, Tuesday, 11 November 2003 at 10:00 or so soon thereafter as Counsel may be heard;

8.	the report required by this Court from the chairman of the scheme meeting shall comply with the requirements of section FE of the Practice Manual of this Court;

9.	a copy of the chairman's report to this Court shall be made available for inspection, for at least one week before the date fixed by this Court for the chairman to report back to it, at the registered office of the Applicant;

10.	any scheme member who holds certificated shares in the Applicant or dematerialised ordinary shares in the Applicant through a Central Securities Depository Participant ("CSDP") with "own-name" registration wishing to vote by proxy at the scheme meeting, shall at least 24 (twenty-four) hours (excluding Saturdays, Sundays and public holidays) before the scheme meeting is due to commence, tender as his proxy a form of proxy substantially in the form referred to in paragraph 4.3. Nevertheless, forms of proxy may be handed to the chairman up to 10 (ten) minutes before the time for which the scheme meeting is convened; and

11.	any scheme member who holds dematerialised shares in the Applicant through a CSDP or broker and has not selected "own-name" registration, wishing to vote at the scheme meeting, should timeously inform his CSDP or broker of his intention to attend and vote at the scheme meeting or be represented by proxy thereat, in order for the CSDP or broker to issue him with the necessary authorisation to do so or timeously provide his CSDP or broker with his voting instruction should he not wish to attend the scheme meeting in person, in order for the CSDP or broker to vote in accordance with his instruction at the scheme meeting.

By Order of Court

Registrar

Applicant's Attorneys
Mervyn Taback Incorporated
c/o Block Gross & Associates Incorporated
6th Floor, 28 Church Square
Pretoria, 0001
(PO Box 899, Pretoria, 0002)

FREE STATE DEVELOPMENT AND
INVESTMENT CORPORATION LIMITED

(Incorporated in the Republic of South Africa)
(Registration number 1944/016931/06)
Share code: FRE   ISIN: ZAE0000027
("FSD" or "the Company")

NOTICE OF SCHEME MEETING

Notice is hereby given that in terms of an Order of Court dated Tuesday, 30 September 2003 in the above matter, the High Court of South Africa (Transvaal Provincial Division) ("Court") has ordered, in accordance with the provisions of section 311 of the Companies Act, 1973 (Act 61 of 1973), as amended ("Companies Act"), that a meeting ("scheme meeting") of members of the Applicant registered as such at 17:00 on Friday, 24 October 2003 ("scheme members") be convened under the chairmanship of David N Beasley, or, failing him, E A Limberis, an officer of the above Honourable Court, for the purposes of considering and, if deemed fit, agreeing to, with or without modification, the scheme of arrangement ("scheme") proposed by Randgold & Exploration Company Limited ("Randgold & Exploration") between the Applicant and the holders of its ordinary shares, other than JCI Limited ("JCI") ("scheme shares").

The scheme meeting will be held at 10:00 on Wednesday, 29 October 2003, in the Auditorium, Ground Floor, 28 Harrison Street, Johannesburg, South Africa.

The object of the scheme is that, upon implementation, the scheme shares will be acquired by Randgold & Exploration and Randgold & Exploration together with JCI will become the owner of the entire issued share capital of the Applicant. In terms of the scheme, the scheme participants will receive shares in Randgold & Exploration in the ratio of 12,5 Randgold & Exploration shares for every 100 FSD shares held, at 17:00 on the record date of the scheme ("record date"), which is expected to be Friday, 21 November 2003. The scheme consideration is expected to be made available on the operative date of the scheme, which is expected to be Monday, 24 November 2003.

Copies of the scheme, the explanatory statement in terms of section 312(1) of the Companies Act explaining the scheme, the notice convening the scheme meeting, the form of proxy to be used at the scheme meeting and the Order of the Court authorising the convening of the scheme meeting will be included in the document to be sent to members of the Applicant in regard to the scheme and copies may, on request by any member of the Applicant during normal business hours, be inspected at or obtained free of charge from the registered office of the Applicant, 3rd Floor, 28 Harrison Street, Johannesburg, 2001 and at the office of the Applicant's London Secretaries.

Each scheme member who holds certificated ordinary shares in the Applicant or who holds dematerialised ordinary shares in the Applicant through a Central Securities Depository Participant ("CSDP") or broker and has selected "own-name" registration may attend, speak and vote in person at the scheme meeting or may appoint any other person or persons (none of whom needs to be a member of the Applicant) as a proxy or proxies to attend, speak and vote in such scheme member's place.

Each scheme member who holds dematerialised ordinary shares in the Applicant and has not selected "own-name" registration should timeously inform his CSDP or broker should he wish to attend, speak and vote at the scheme meeting or timeously provide his CSDP or broker with his voting instruction in order for the CSDP or broker to vote on his behalf at the scheme meeting.

The necessary form of proxy (white) will be included in the document to be sent to members of the Applicant in regard to the scheme. Additional forms of proxy may be obtained on request from the registered office of the Applicant (as set out above) or from the office of the Applicant's London Secretaries.

Each form of proxy should be completed and signed in accordance with the instructions printed thereon and must be lodged with or posted to the Applicant's transfer secretaries Computershare Limited, Ground Floor, 70 Marshall Street, Johannesburg, 2001 (PO Box 61051, Marshalltown, 2107) or the United Kingdom registrars, Capita Registrars, The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TU,

United Kingdom, so as to be received by no later than 10:00 on Monday, 27 October 2003 or handed to the chairman of the scheme meeting by no later than 10 (ten) minutes before the time for which the scheme meeting has been convened.

Where there are joint holders of scheme shares, any one of such persons may vote at the scheme meeting in respect of such scheme shares as if such joint holder was solely entitled thereto, but if more than one of such joint holders be present or represented at the scheme meeting, that one of the said persons whose name appears first in the Applicant's share register or his proxy, as the case may be, will alone be entitled to vote in respect thereof.

In terms of the Order of the Court, the chairman of the scheme meeting will report the results of the scheme meeting to the Court at 10:00 or so soon thereafter as Counsel may be heard on Tuesday, 11 November 2003. A copy of the chairman's report to the Court will be available for inspection during normal business hours at the registered office of the Applicant (as set out above), and at the office of the chairman of the scheme meeting at 1st Floor, 21 West Street, Houghton, 2198, from the day after the scheme meeting to the date fixed by the Court for the chairman to report back to it.

The scheme is subject to the fulfilment of certain conditions precedent stated in the scheme, one of the conditions being the sanction of the scheme by the Court.

David N Beasley
Chairman of the scheme meeting

Attorneys
Mervyn Taback Incorporated
c/o Block Gross & Associates Incorporated
6th Floor, 28 Church Square
Pretoria, 0001
(PO Box 899, Pretoria, 0002)

FREE STATE DEVELOPMENT AND
INVESTMENT CORPORATION LIMITED

Incorporated in the Republic of South Africa
(Registration number 1944/016931/06)
Share code: FRE   ISIN: ZAE000002739
("FSD" or "the Company")

FORM OF PROXY FOR THE SCHEME MEETING

Only for use by FSD members who hold their shares in certificated form or "own-name" dematerialised shareholders

For use by FSD shareholders recorded in the register at 17:00 on Friday, 24 October 2003 ("the scheme members"), at a meeting convened in terms of an Order of the High Court of South Africa (Transvaal Provincial Division), to be held at 10:00 on Wednesday, 29 October 2003 ("the scheme meeting") in the Auditorium, Ground Floor, 28 Harrison Street, Johannesburg, South Africa.

If you have dematerialised your shares with the CSDP, institutional depository or broker, other than with "own-name" registration, you must arrange with them to provide you with the necessary authorisation to attend the scheme meeting or you must instruct them as to how you wish to vote in this regard. This must be done in terms of the agreement entered into between you and the CSDP, institutional depository or broker.

I/We

being a member of the Company, hereby appoint:

1.	or failing him/her,

2.	or failing him/her,

3.	or failing him/her,

4. the chairman of the scheme meeting,

as my/our proxy to attend, speak and vote on my/our behalf at the scheme meeting which will be held for the purpose of considering and, if deemed fit, approving (see note 3):

With modification†
Without modification

(delete whichever is not applicable)

a scheme of arrangement ("the scheme") proposed by Randgold & Exploration Company Limited between the Company and its shareholders (other than JCI Limited) and at any adjournment thereof and to vote for and/or against the scheme and/or abstain from voting in respect of the shares registered in my/our name/s, in accordance with the following instructions (see note 2):

For the scheme	Number of votes*
Against the scheme	Number of votes*
Abstain from voting	Number of votes*

*	one vote per share held by scheme members.
Signed at on	2003

Signature

Capacity of signatory (where applicable)   Note: Authority of signatory to be attached – see note 9.

Assisted by me (where applicable)   Full name

Capacity

Signature

†	If a scheme member agrees that the scheme may be modified, the scheme member may indicate the manner and extent of any such modification to which the proxy may agree on a separate form which must be lodged at or posted to the addresses stipulated in note 4, together with this form of proxy. In addition, please refer to the conditions stipulated in note 3.
Please read the notes on the reverse side hereof.

Notes:

1.	A scheme member may insert the name of a proxy or the names of two alternative proxies of the scheme member's choice in the space/s provided, with or without deleting "the chairman of the scheme meeting" but any such deletion must be initialled by the scheme member. The person whose name appears first on the form of proxy and who is present at the scheme meeting will be entitled to act as proxy to the exclusion of those whose names follow.

2.	A scheme member's instructions to the proxy must be indicated by the insertion of the relevant number of votes exercisable by the scheme member in the appropriate box provided. Failure to comply with the above will be deemed to authorise and direct the chairman of the scheme meeting, if the chairman is the authorised proxy, to vote in favour of the scheme, or any other proxy to vote or abstain from voting at the scheme meeting as he/she deems fit, in respect of all the scheme member's votes exercisable thereat.

3.	If a scheme member agrees that the scheme may be modified, the scheme member may indicate the manner and the extent of such modification to which the proxy may agree on a separate sheet of paper which:

3.1	must be lodged with or posted to Computershare Limited, Ground Floor, 70 Marshall Street, Johannesburg, 2001 (PO Box 61051, Marshalltown, 2107) or in the case of shareholders whose holding is maintained on the UK register, must be lodged or posted to Capita Registrars, the Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TU, United Kingdom, to be received by no later than 10:00 on Monday, 27 October, 2003; or

3.2	may be handed to the chairman of the scheme meeting by not later than 10 (ten) minutes before the scheme meeting is due to commence.

It should be noted that, notwithstanding that a scheme member indicates that the scheme may not be modified, the chairman (if the chairman is the authorised proxy) or any other proxy shall nevertheless be entitled to agree to a modification of the scheme in terms of which the scheme consideration is increased.

If a scheme member fails to indicate whether the scheme may be approved with or without modification, or fails to indicate the manner and the extent of any modification to which the proxy may agree, such failure shall be deemed to authorise the chairman of the scheme meeting or any other proxy, if the chairman deems fit, to agree to the scheme with or without modification as he/she deems fit, in respect of all the scheme member's votes exercisable thereat.

4.	Forms of proxy:

4.1	must be lodged with or posted to Computershare Limited, Ground Floor, 70 Marshall Street, Johannesburg, 2001 (PO Box 61051, Marshalltown, 2107) or in the case of shareholders whose holding is maintained on the UK register, must be lodged or posted to Capita Registrars, the Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TU, United Kingdom, to be received by no later than 10:00 on Monday, 27 October 2003; or

4.2	may be handed to the chairman of the scheme meeting by no later than 10 (ten) minutes before the scheme meeting is due to commence.

5.	The completion and lodging of this form of proxy will not preclude the scheme member from attending the scheme meeting and speaking and voting in person thereat to the exclusion of any proxy appointed in terms hereof, should such scheme member wish to do so.

6.	The chairman of the scheme meeting may reject or accept any form of proxy which is completed and/or received other than in accordance with these notes, provided that the chairman is satisfied as to manner in which the scheme member concerned wishes to vote.

7.	Each scheme member is entitled to appoint one or more proxies (none of whom need be a member of the Company) to attend, speak and vote in place of that scheme member at the scheme meeting.

8.	Any alteration or correction made to this form of proxy must be initialled by the signatory/ies.

9.	Documentary evidence establishing the authority of a person signing this form of proxy in a representative capacity (e.g. for a company, close corporation, trust, pension fund, deceased estate, etc.) must be attached to this form of proxy unless previously recorded by the Company or its transfer secretaries or waived by the chairman of the scheme meeting.

10.	Where this form of proxy is signed under power of attorney, such power of attorney must accompany this form of proxy, unless it has previously been registered with FSD or the transfer secretaries or the United Kingdom registrars.

11.	Where shares are held jointly, all joint holders are required to sign.

12.	A minor must be assisted by his/her parent or guardian unless the relevant documents establishing his/her legal capacity are produced or have been registered by the transfer secretaries or the United Kingdom registrars of FSD.

13.	Dematerialised shareholders, other than with "own-name" registration, who wish to attend the scheme meeting or to vote by way of proxy, must contact their CSDP, institutional depository or broker who will furnish them with the necessary authority to attend the scheme meeting or to be represented thereat by proxy. This must be done in terms of the agreement between the member and his/her CSDP, institutional depository or broker.

FREE STATE DEVELOPMENT AND
INVESTMENT CORPORATION LIMITED

(Incorporated in the Republic of South Africa)

FORM OF SURRENDER, TRANSFER AND SUBSTITUTE OFFER ACCEPTANCE

ONLY FOR USE BY FSD SHAREHOLDERS WHO HOLD THEIR SHARES IN CERTIFICATED FORM

For use by shareholders who hold shares in the Company in certificated form in respect of the scheme of arrangement in terms of section 311 of the Companies Act, 1973 (Act 61 of 1973), as amended ("the Companies Act"), proposed by Randgold & Exploration Company Limited ("Randgold & Exploration") between FSD and its shareholders, other than JCI Limited ("the scheme").

Holders of ordinary shares in the Company (whether certificated or dematerialised) through a nominee must not complete this form of surrender, transfer and substitute offer acceptance ("form") but should timeously make the necessary arrangements with their nominee, or, if applicable, Central Securities Depository Participant or broker.

Instructions:

1.	A separate form is required for each FSD shareholder.
2.	Part A must be completed by all certificated shareholders who return this form.
3.	Part B must be completed by all certificated shareholders whose holding is maintained on the South African register and who are emigrants from or non-residents of the Republic of South Africa ("South Africa"), the Republic of Namibia and the Kingdoms of Lesotho and Swaziland ("the common monetary area").
4.	Part C must be completed by all certificated shareholders who wish to accept the substitute offer in the event that the scheme of arrangement fails and the substitute offer becomes effective.
5.	A certificated shareholder who fails to complete Part C or indicates non-acceptance of the substitute offer in Part C will have his/her documents of title returned in the event that the scheme fails. A further form of surrender will be sent to such FSD shareholders, who will then be given a further opportunity to accept the substitute offer.
6.	If this form is returned with the relevant document(s) of title to FSD shares, it will be treated as a conditional surrender which is made subject to the scheme of arrangement (details of which are set out in the document to which this form is attached) ("the scheme") becoming operative. In the event of the scheme not becoming operative for any reason whatsoever, Computershare Limited or Capita Registrars will, by not later than five business days after the date upon which it becomes known that the scheme will not be operative, return the documents of title to the shareholders concerned, by registered post in South Africa or by first class mail in the United Kingdom, at the risk of such shareholders, unless such shareholders have indicated acceptance of the substitute offer.
7.	Persons who have acquired shares in FSD after the date of the issue of the document to which this form is attached can obtain copies of the form and the scheme document from Computershare Limited, Ground Floor, 70 Marshall Street, Johannesburg, 2001 (PO Box 61051, Marshalltown, 2107) or Capita Registrars, New Issues, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4 TU, United Kingdom.
8.	The scheme consideration will not be sent to certificated scheme participants unless and until documents of title in respect of the relevant scheme shares have been surrendered to Computershare Limited or Capita Registrars.

To: Computershare Limited	Capita Registrars
Ground Floor	New Issues
70 Marshall Street	The Registry
Johannesburg, 2001	34 Beckenham Road
(PO Box 61051, Marshalltown, 2107)	Beckenham
Kent BR3 4TU

Dear Sirs

PART A – All certificated shareholders must complete all the blocks below and overleaf (in BLOCK
CAPITALS)

Surname or Name of corporate body

First names (in full)

Title (Mr, Mrs, Miss, Ms, etc.)

Address to which the scheme consideration should be sent (if different from registered address)

Postal code

Country

I/we surrender and enclose the undermentioned document(s) of title to FSD shares:

Documents of title

Certificate number(s)	Number of shares covered by each certificate

Signature of shareholder	Stamp and address of agent lodging this form (if any)

Assisted by me (if applicable)
(State full name and capacity)
Date 2003
Telephone number (Home) (	Telephone number (Work) ( )

PART B –	To be completed by all emigrants from and non-residents of the common monetary area whose holding is maintained on the South African register (see note 1 below).

Name of authorised dealer

Address

Account number

NB: Part A must also be completed.

If no nomination is made above, the scheme consideration will be held in trust by the transfer secretaries.

PART C – To be completed by all certificated shareholders of FSD shares who wish to accept the substitute offer.

A shareholder who fails to complete or indicates non-acceptance of the substitute offer in Part C will have his/her documents of title returned in the event that the scheme fails. A further form of surrender, transfer and substitute offer acceptance will be sent to such shareholder, who will then be given a further opportunity to accept the substitute offer.

Substitute offer:

1.	I/We wish (Please tick the appropriate box)
the substitute offer upon the terms and conditions as set out in the document dated 2 October 2003, in respect of FSD shares, held by me/us and I/we surrender, in accordance with such terms and conditions, my/our said documents of title. (Failure to state a number of shares shall be deemed to indicate acceptance of the substitute offer in respect of all shares indicated by the documents of title surrendered by that shareholder or his/her representative.)
2.	If the substitute offer is not accepted on this form it may nevertheless be accepted by certificated holders of FSD shares on a similar form which will be sent to FSD shareholders immediately upon the offer opening. Acceptance may be made at any time prior to the closing of the substitute offer.
3.	I/We acknowledge that this acceptance of the substitute offer must be lodged, together with the relevant document of title, prior to the closing date of the substitute offer.

Signature of shareholder

Date	2003	Telephone number ( )

Signatories may be called upon for evidence of their authority or capacity to sign this form.

Notes:

1.	If Part B is not properly completed, the amount (in the case of emigrants and non-residents whose holding is maintained on the South African register) will be held in trust by the transfer secretaries pending receipt of the necessary nomination.
2.	No receipts will be issued for documents lodged, unless specifically requested. In compliance with the requirements of the JSE Securities Exchange South Africa ("JSE"), lodging agents are requested to prepare special transaction receipts. Signatories may be called upon for evidence of their authority or capacity to sign this form.
3.	Any alteration to this form must be signed in full and not initialled.
4.	If this form is signed under a power of attorney, then such power of attorney, or a notarially certified copy thereof, must be sent with this form for noting (unless it has already been noted by FSD or its transfer secretaries or United Kingdom registrars).
5.	Where the shareholder is a company or a close corporation, unless it has already been registered with FSD or its transfer secretaries or United Kingdom registrars, a certified copy of the directors' or members' resolution authorising the signing of this form must be submitted if so requested by FSD.
6.	Note 5 above does not apply in the event of this form bearing the stamp of a broking member of the JSE.
7.	Where there are joint holders of any shares, only that holder whose name stands first in the register in respect of such shares need sign this form.

FREE STATE DEVELOPMENT AND INVESTMENT CORPORATION LIMITED	Randgold & Exploration Company Limited
(Incorporated in the Republic of South Africa) (Registration number 1944/016931/06) (Share code: FRE ISIN: ZAE000002739) ("FSD")	(Incorporated in the Republic of South Africa) (Registration number 1992/005642/06) Share code: RNG ISIN: ZAE000008819 Nasdaq trading symbol: RANGY ("Randgold & Exploration")

1.    INTRODUCTION

1.1	Randgold & Exploration will propose a scheme of arrangement in terms of Section 311 of the Companies Act, 1973 (Act 61 of 1973), as amended, ("the scheme") between FSD and FSD shareholders (other than JCI Limited) holding 55,1% of FSD's share capital ("scheme members"), which on implementation will result in:
-	Randgold & Exploration acquiring the FSD shares held by scheme members in exchange for shares in Randgold & Exploration issued in the ratio of 12,5 Randgold & Exploration shares for every 100 FSD shares held;
-	FSD will become a subsidiary of Randgold & Exploration; and
-	the listing of FSD on the JSE Securities Exchange South Africa ("the JSE") and the London Stock Exchange ("LSE") being terminated.

1.2	The scheme is subject to the fulfillment of the conditions precedent that by no later than 17:00 on Thursday, 13 November 2003, or such later date as may be agreed upon in writing between FSD and Randgold & Exploration, subject to the consent of the JSE and the Securities Regulation Panel:
1.2.1	to the extent necessary, the unconditional written approval of the competition authorities to the scheme shall be obtained;
1.2.2	the scheme shall be approved by a majority representing not less than 75% of the votes exercisable by the scheme members present and voting, either in person or by proxy, at the scheme meeting;
1.2.3	the scheme shall be sanctioned by the Court; and
1.2.4	a certificated copy of the Order of the Court sanctioning the scheme shall be registered by the Registrar in terms of the Companies Act.

1.3	The scheme will proceed in accordance with the timetable set out in 2 below.

2.    SALIENT DATES AND TIMES

The salient dates and times relating to the above are as follows:

2003
Last day to trade FSD shares in order to vote at the scheme meeting (see note 4)	Friday, 17 October
Voting record date	Friday, 24 October
Last day to lodge form of proxy for the scheme meeting by 10:00 on (see note 3)	Monday, 27 October
Scheme meeting to be held at 10:00	Wednesday, 29 October
Result of the scheme meeting published on SENS	Wednesday, 29 October
Result of the scheme meeting published in the South African press	Thursday, 30 October
Court hearing at 10:00 or so soon thereafter as Counsel may be heard, to sanction the scheme	Tuesday, 11 November
If the scheme is sanctioned and implemented (see note 1)
Result of the Court sanctioning of the scheme published on SENS	Tuesday, 11 November
Result of the Court sanctioning of the scheme published in the South African press	Wednesday, 12 November
Order of Court sanctioning the scheme registered by the Registrar of Companies	Wednesday, 12 November
Last day to trade for shareholders to be eligible to receive the scheme consideration	Friday, 14 November
Suspension of listing of FSD shares on the JSE and the LSE at the commencement of trading	Monday, 17 November
Listing of Randgold & Exploration consideration shares at the commencement of trading	Monday, 17 November
Record date to determine participation in the scheme consideration by the close of business	Friday, 21 November
Operative date of the scheme at the commencement of trading	Monday, 24 November
Scheme consideration posted to certificated scheme participants (if documents of title are received on or prior to the record date) on or, failing receipt of documents of title on or before the consideration record date, within five business days of receipt thereof by the transfer secretaries or the United Kingdom registrars	Monday, 24 November
Dematerialised scheme participants have their safe custody accounts held at their CSDP or broker updated with the scheme consideration	Monday, 24 November
Termination of listing of FSD shares on the JSE and the LSE at the commencement of trading	Tuesday, 25 November
Notes:
(1) All dates and terms relating to the implementation of the scheme are subject to the conditions precedent, set out in 1.2 above, being fulfilled by Thursday, 13 November 2003. Should there be a delay in the fulfillment at their CSDP or broker updated with the scheme consideration	Monday, 24 November
Termination of listing of FSD shares on the JSE and the LSE at the commencement of trading	Tuesday, 25 November
Notes:

(1)	All dates and times relating to the implementation of the scheme are subject to the conditions precedent, set out in 1.2 above, being fulfilled by Thursday, 13 November 2003. Should there be a delay in the fulfilment thereof, the dates and times subsequent to Thursday, 13 November 2003, applicable to the implementation of the scheme will change. Any such change will be published in the South African press and on SENS. All times referred to are South African times.
(2)	If a form of proxy is not received by the time and date shown above, it may be handed to the chairman of the scheme meeting by not later than 10 (ten) minutes before the commencement of the scheme meeting.

(3)	Share certificates may not be dematerialised or rematerialised between Friday, 14 November, 2003 and Friday, 21 November 2003 and, if the scheme fails, between Friday, 28 November 2003 and Monday, 1 December 2003.
(4)	As FSD is settling in the STRATE environment, settlement of trades of FSD shares takes place five business days after the trade. Therefore, FSD shareholders who acquire FSD shares within four business days before the record date to vote at the scheme meeting on Friday, 24 October 2003, will not be eligible to vote at the scheme meeting.

3.    DOCUMENTATION

A copy of the scheme documentation will be posted to FSD shareholders today.

Johannesburg
2 October 2003